      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1996



                                                      REGISTRATION NO. 333-03751

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SIEBEL SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              CALIFORNIA                               7372                               94-3187233
      (PRIOR TO REINCORPORATION)           (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER IDENTIFICATION
                                           CLASSIFICATION CODE NUMBER)                     NUMBER)
               DELAWARE
       (AFTER REINCORPORATION)
   (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)

                            ------------------------
                              4005 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 329-6500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

             AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                                THOMAS M. SIEBEL
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              SIEBEL SYSTEMS, INC.
                              4005 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 329-6500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


                 JAMES C. GAITHER, ESQ.                                 WILLIAM D. SHERMAN, ESQ.
                  ERIC C. JENSEN, ESQ.                                  C. PATRICK MACHADO, ESQ.
                 COOLEY GODWARD CASTRO                                   C. JEFFREY CHAR, ESQ.
                   HUDDLESON & TATUM                                    MORRISON & FOERSTER LLP
        3000 SAND HILL ROAD, BLDG. 3, SUITE 230                            755 PAGE MILL ROAD
               MENLO PARK, CA 94025-7116                                  PALO ALTO, CA 94304
                     (415) 843-5000                                          (415) 813-5600


                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED          PROPOSED
                                                AMOUNT               MAXIMUM           MAXIMUM          AMOUNT OF
          TITLE OF SECURITIES                    TO BE           OFFERING PRICE       AGGREGATE       REGISTRATION
           TO BE REGISTERED                  REGISTERED(1)        PER SHARE(2)    OFFERING PRICE(2)        FEE
- ---------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value..........        2,300,000             $15.00          $34,500,000       $11,897 (3)
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------


(1) Includes 300,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.


(3) Previously paid.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              SIEBEL SYSTEMS, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

                ITEM NUMBER AND HEADING IN
              FORM S-1 REGISTRATION STATEMENT                        LOCATION IN PROSPECTUS
      -----------------------------------------------    -----------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus.......    Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus...................................    Inside Front Cover Page and Outside Back Cover
                                                           Page
  3.  Summary Information, Risk Factors, and Ratio of
        Earnings to Fixed Charges....................    Prospectus Summary; Risk Factors
  4.  Use of Proceeds................................    Use of Proceeds
  5.  Determination of Offering Price................    Outside Front Cover Page of Prospectus;
                                                           Underwriting
  6.  Dilution.......................................    Dilution
  7.  Selling Security Holders.......................    Principal and Selling Stockholders
  8.  Plan of Distribution...........................    Outside Front Cover Page and Inside Front Cover
                                                           Page; Underwriting
  9.  Description of Securities to be Registered.....    Prospectus Summary; Capitalization; Description
                                                           of Capital Stock
 10.  Interests of Named Experts and Counsel.........    Legal Matters; Experts
 11.  Information with Respect to
        the Registration.............................    Outside Front and Inside Front Cover Pages;
                                                           Prospectus Summary; Risk Factors; Dividend
                                                           Policy; Capitalization; Selected Financial
                                                           Data; Management's Discussion and Analysis of
                                                           Financial Condition and Results of
                                                           Operations; Business; Management; Certain
                                                           Transactions; Principal and Selling
                                                           Stockholders; Description of Capital Stock;
                                                           Shares Eligible for Future Sale; Financial
                                                           Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..................................    Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 5, 1996


PROSPECTUS

                                1,963,000 SHARES


                                      LOGO

                                  COMMON STOCK


     Of the 1,963,000 shares of Common Stock offered hereby, 1,800,000 shares are being sold by the Company and 163,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."



     At the request of the Company, the number of shares of Common Stock purchasable at the Per Share Price to Public for an aggregate purchase price of $2,000,000 has been reserved for sale to The Dow Chemical Company. The sale of such shares shall reduce the number of shares offered hereby. See
"Underwriting."


     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol SEBL.
                            ------------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
         OFFENSE.

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
                                                                                           PROCEEDS TO
                                    PRICE TO         UNDERWRITING       PROCEEDS TO          SELLING
                                     PUBLIC          DISCOUNT(1)         COMPANY(2)        STOCKHOLDERS
- ----------------------------------------------------------------------------------------------------------
Per Share.....................         $                  $                  $                  $
- ----------------------------------------------------------------------------------------------------------
Total(3)...................... $                  $                  $                  $
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $950,000.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 294,450 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1996 at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST
                      MONTGOMERY SECURITIES
                                          ROBERTSON, STEPHENS & COMPANY

            , 1996

                                     (GRAPHIC)


  A closed-loop sales and marketing information system allows organizations to share and manage sales
  opportunities and information from a marketing encyclopedia across multiple distribution channels.


                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   [GATEFOLD GRAPHIC]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Siebel Systems, Inc. ("Siebel," "Siebel Systems" or the "Company") is an industry leading provider of enterprise-class sales and marketing information software systems. The Company designs, develops, markets, and supports Siebel Sales Enterprise, a leading Internet-enabled, object oriented client/server application software product family designed to meet the sales and marketing information system requirements of even the largest multi-national organizations.

     In today's increasingly competitive global markets, businesses must continuously improve their operations. Having spent considerable effort and resources in previous years automating finance, manufacturing, distribution, human resources management and general office operations, many businesses are now looking to apply the leverage of information technology to their sales and marketing processes. Unlike previous automation projects which have focused on decreasing expenses, sales and marketing information systems focus primarily on increasing revenues.

     The Siebel Sales Enterprise is comprised of a broad range of advanced client/server application products designed to allow corporations to deploy comprehensive customer information systems, product information systems, competitive information systems, and decision support systems on a global basis. The Company's products provide support for multiple languages and multiple currencies with support for a number of frequently interdependent distribution channels, including direct field sales, telesales, telemarketing, distribution, retail, and Internet-based selling.

     The Siebel Sales Enterprise is built upon a modern technology foundation including intranet and Internet enablement, client/server, object oriented programming, 32-bit processing, OLE 2 automation, relational database support for Oracle, Sybase, and Informix, and system support for Windows 95, Windows NT, and UNIX. The Siebel Sales Enterprise is designed to scale to meet the needs of large organizations deploying thousands of sales and marketing professionals with very large data storage and retrieval requirements. The Siebel Sales Enterprise is designed to be comprehensive in its scope of functionality and highly configurable, allowing for highly customized industry-specific and company-specific system deployments.

     The Company's objective is to establish and maintain a global market leadership position in the sales and marketing information systems market. The Company's strategy is to provide high-end enterprise client/server sales and marketing applications in a broad range of industries, extend its technological leadership, achieve universally successful customer implementations of Siebel Sales Enterprise, expand its global sales and support capacity, and continue to leverage strategic alignment with leading third-party technology providers, system integrators, and distributors.


     The Company markets and sells its software through its direct sales force, telebusiness channels, and distributors in the Americas, Europe, and Asia. The Siebel Sales Enterprise has been licensed by customers in a wide range of industries, including transportation, financial services, securities brokerage, manufacturing, computers, communications, chemicals, and computer software. The Company's customers include American President Companies Ltd., AMP Incorporated, Andersen Consulting, Charles Schwab & Co., Inc, Cisco Systems, Inc., Digital Equipment Corporation, The Dow Chemical Company, Informix Software, Inc., LSI Logic Corporation, Montgomery Securities, Newbridge Networks, Inc., The Quaker Oats Company, Texas Commerce Bank National Association, Unisys Corporation and Viking Freight System, Inc.



     The Company's principal executive offices are located at 4005 Bohannon Drive, Menlo Park, CA 94025. Its telephone number is (415) 329-6500. Its e-mail address is info@siebel.com. The Company maintains an Internet home page.

                                  THE OFFERING


Common Stock offered by the Company...................  1,800,000 shares
Common Stock offered by the Selling Stockholders......  163,000 shares
Common Stock to be outstanding after the offering.....  15,530,770 shares(1)
Use of proceeds.......................................  For general corporate purposes, including working capital
Proposed Nasdaq National Market symbol................  SEBL


                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    PERIOD FROM             YEAR ENDED
                                                                 SEPTEMBER 13, 1993        DECEMBER 31,
                                                                   (INCEPTION) TO       -------------------
                                                                 DECEMBER 31, 1993       1994        1995
                                                                 ------------------     -------     -------
STATEMENT OF OPERATIONS DATA:
  Total revenues...............................................        $   --           $    50     $ 8,038
  Operating income (loss)......................................          (114)           (1,779)        372
  Net income (loss)............................................          (114)           (1,766)        317
  Pro forma net income per share(2)............................                                     $   .02
  Shares used in pro forma per share computation(2)............                                      16,340

                                                                               QUARTER ENDED
                                                           ------------------------------------------------------
                                                           MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                                             1995       1995       1995        1995       1996
                                                           --------   --------   ---------   --------   ---------
STATEMENT OF OPERATIONS DATA:
  Total revenues.........................................  $    30    $ 1,284     $ 2,564    $ 4,160     $ 4,709
  Operating income (loss)................................   (1,208 )       25         422      1,133         211
  Net income (loss)......................................     (720 )       42         287        708         198
  Pro forma net income (loss) per share(2)...............  $  (.05 )  $    --     $   .02    $   .04     $   .01
  Shares used in pro forma per share computation(2)......   14,642     16,777      16,856     16,803      16,859

                                                                                MARCH 31, 1996
                                                                    ---------------------------------------
                                                                    ACTUAL    PRO FORMA(3)   AS ADJUSTED(4)
                                                                    -------   ------------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.......................................  $ 9,757     $ 11,094        $ 33,580
  Total assets....................................................   15,609       16,946          39,432
  Total stockholders' equity......................................   10,314       11,651          34,137

- ---------------
(1) Based on shares outstanding as of April 30, 1996. Excludes 3,780,950 shares of Common Stock issuable upon exercise of stock options outstanding as of April 30, 1996 at a weighted average exercise price of $3.37 per share. See "Management -- Equity Incentive Plans" and Notes 4 and 7 of Notes to Financial Statements.

(2) See Note 1 of Notes to Financial Statements for a description of the calculation of pro forma net income (loss) per share.

(3) Pro forma reflects (i) the sale of 90,000 shares of Series D Preferred Stock at $10.00 per share on April 30, 1996, (ii) the issuance of 75,000 shares of Series C Preferred Stock upon the exercise of a warrant at $5.82 per share prior to the closing of this offering and (iii) the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering.

(4) Adjusted to reflect the sale of 1,800,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $14.00 per share after deduction of the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds."
                            ------------------------


     Except as otherwise indicated, the information contained in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option, (ii) the exercise of a warrant to purchase 75,000 shares of Series C Preferred Stock,
(iii) the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering and (iv) the Company's reincorporation in Delaware. See "Description of Capital Stock" and "Underwriting."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.


     Limited Operating History; History of Operating Losses. The Company commenced operations in July 1993 and shipped version 1.0 of its product, Siebel Sales Enterprise, in April 1995. As of May 31, 1996, only 22 entities have licensed Siebel Sales Enterprise and each only on a trial or limited deployment basis. Accordingly, the Company has only a limited operating history, and its prospects must be evaluated in light of the risks and uncertainties encountered by a company in its early stage of development. The new and evolving markets in which the Company operates make these risks and uncertainties particularly pronounced. To address these risks, the Company must, among other things, successfully implement its sales and marketing strategy, respond to competitive developments, attract, retain, and motivate qualified personnel, continue to develop and upgrade its products and technologies more rapidly than its competitors, and commercialize its products and services incorporating these enhanced technologies. The Company incurred net losses in each quarter from inception through the first quarter of 1995. The Company expects to continue to devote substantial resources to its product development and sales and customer support and, as a result, will need to generate significant quarterly revenues to achieve and maintain profitability. The Company's limited operating history makes it difficult to predict accurately future operating results. There can be no assurance that any of the Company's business strategies will be successful or the Company will be profitable in any future quarter or period. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results. Prior growth rates in the Company's revenue and net income should not be considered indicative of future operating results. Future operating results will depend upon many factors, including the demand for the Company's products, the level of product and price competition, the length of the Company's sales cycle, the size and timing of individual license transactions, the delay or deferral of customer implementations, the Company's success in expanding its customer support organization, direct sales force and indirect distribution channels, the timing of new product introductions and product enhancements, the mix of products and services sold, levels of international sales, activities of and acquisitions by competitors, the timing of new hires, changes in foreign currency exchange rates and the ability of the Company to develop and market new products and control costs. In addition, the decision to implement a sales and marketing information system is discretionary, involves a significant commitment of customer resources and is subject to the budget cycles of the Company's customers. The Company's sales generally reflect a relatively high amount of revenue per order. The loss or delay of individual orders, therefore, would have a significant impact on the revenue and quarterly results of the Company. The timing of license revenue is difficult to predict because of the length and variability of the Company's sales cycle, which has ranged to date from two to eighteen months from initial contact to the execution of a license agreement. The Company's operating expenses are based on anticipated revenue trends and, because a high percentage of these expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in operating losses. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's operating results would be materially and adversely affected. To date, the Company has not experienced significant seasonality of operating results. The Company expects that future revenues for any period may be affected by the fiscal or quarterly budget cycles of its customers. As a result of these and other factors, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which would likely have an adverse effect on the price of the Company's Common Stock. In addition, fluctuations in operating results may also result in volatility in the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Marketing" and "-- Sales."

     Reliance on Andersen Consulting and Other Relationships; Dependence on System Integrators. The Company has established strategic relationships with a number of organizations that it believes are important to its worldwide sales, marketing and support activities and the implementation of its products. The Company believes that its relationships with such organizations provide marketing and sales opportunities for the Company's direct sales force and expand the distribution of its products. These relationships also assist it in keeping pace with the technological and marketing developments of major software vendors, and, in certain instances, provide it with technical assistance for its product development efforts. In particular, the Company has established a non-exclusive strategic relationship with Andersen Consulting, a principal stockholder of the Company, which entity has provided system integration services in connection with a majority of the Company's customer relationships to date. Any deterioration of the Company's relationship with Andersen Consulting could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has relationships with Wilson Learning Corporation, Itochu Corporation and Itochu Techno-Science Corporation ("Itochu"), among others. The failure by the Company to maintain its existing relationships, or to establish new relationships in the future, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's customers and potential customers frequently rely on Andersen Consulting, as well as other third-party system integrators to develop, deploy and/or manage Siebel Sales Enterprise. If the Company is unable to train adequately a sufficient number of system integrators or, if for any reason such integrators do not have or devote the resources necessary to facilitate implementation of the Company's products or if such integrators adopt a product or technology other than Siebel Sales Enterprise, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business -- Global Strategic Alignment" and "Principal and Selling Stockholders."

     Dependence on the Internet. The Siebel Sales Enterprise facilitates online communication over public and private networks. The success of the Company's products may depend, in part, on the Company's ability to introduce products which are compatible with the Internet and on the broad acceptance of the Internet and the World Wide Web as a viable commercial marketplace. It is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace or whether the demand for Internet related products and services will increase or decrease in the future. The increased commercial use of the Internet could require substantial modification and customization of the Company's products and services and the introduction of new products and services, and there can be no assurance that the Company would be able to effectively migrate its products to the Internet or to successfully compete in the market for Internet-related products and services.

     The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone with the necessary speed, data capability, and security, or timely development of complementary products, such as high speed modems. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, data corruption, cost, ease of use, accessibility and quality of service) remain unresolved and may negatively affect the attractiveness of commerce and communication on the Internet. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure and complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business -- Products" and "-- Technology."



     Risk Associated with Emerging Client/Server and Sales Information
Markets. The client/server application software market is a relatively new market and is intensely competitive, highly fragmented and subject to rapid change. The Company markets its products only to customers who have migrated or are in the process of migrating their enterprise computing systems to client/server computing environments. The Company does not market its products to customers exclusively using legacy computer systems. The Company's future financial performance will depend in large part on continued growth in the number of organizations successfully adopting client/server computing environments. There can be no assurance that the client/server market will maintain its current level of growth or continue to grow at all. If the client/server market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition could be materially and adversely affected. Similarly, the market for sales and marketing information software is intensely competitive, highly fragmented and subject to rapid change. The Company's future financial performance will depend primarily on growth in the number of sales information applications developed for use in client/server environments. There can be no assurance that the market for sales and marketing information software will continue to grow. If the sales information software market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected. See "Business -- Industry Background," "-- Products,"
"-- Technology" and "-- Competition."



     Limited Deployment. The Company first shipped Siebel Sales Enterprise version 1.0 in April 1995. As of March 31, 1996, many of the Company's customers were in the pilot phase of implementing the Company's software. None of the Company's customers has completed the enterprise-wide development and deployment of Siebel Sales Enterprise, and many have not yet commenced such deployment. As a result, the Company's products are currently being used by only a limited number of sales professionals. There can be no assurance that such enterprise-wide deployments will be successful. The Company's customer licenses frequently contemplate the deployment of the product commercially to large numbers of sales and marketing personnel, many of whom have not previously used application software systems, and there can be no assurance of such end-users' acceptance of the product. The Company's product is expected to be deployed on a variety of computer hardware platforms and to be used in connection with a number of third-party software applications and programming tools. Such deployment presents very significant technical challenges, particularly as large numbers of sales personnel attempt to use the Company's products concurrently. If any of the Company's customers are not able to customize and deploy Siebel Sales Enterprise successfully and on a timely basis to the number of anticipated users, the Company's reputation could be significantly damaged, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition to revenues from new customers, the Company expects that a significant percentage of any future revenues will be derived from sales to existing customers. However, such customers are not contractually committed in all cases to purchase additional licenses. If existing customers have difficulty further deploying Siebel Sales Enterprise or for any other reason are not satisfied with Siebel Sales Enterprise, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business -- Products."

     Reliance on Single Product Family. All of the Company's revenues have been attributable to sales of Siebel Sales Enterprise and related maintenance and training services. The Company currently expects Siebel Sales Enterprise and related maintenance and training services to continue to account for a substantial majority of the Company's future revenues. As a result, factors adversely affecting the pricing of or demand for Siebel Sales Enterprise, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future financial performance will depend, in significant part, on the successful deployment of current versions of Siebel Sales Enterprise and the development, introduction and customer acceptance of new and enhanced versions of Siebel Sales Enterprise and other products. There can be no assurance that the Company will be successful in marketing Siebel Sales Enterprise product or other products. See "Business -- Products" and "-- Marketing."


     Lengthy Sales and Implementation Cycles. The license of the Company's software products is often an enterprise-wide decision by prospective customers and generally requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, the implementation of the Company's products involves a significant commitment of resources by prospective customers and is commonly associated with substantial reengineering efforts which may be performed by the customer or third-party system integrators. The cost to the customer of the Company's product is typically only a portion of the related hardware, software, development, training and integration costs of implementing a large-scale sales and marketing information system. For these and other reasons, the period between initial contact and the implementation of the Company's products is often lengthy (ranging to date from between two and twenty-four months) and is subject to a number of significant delays over which the Company has little or no control. The Company's implementation cycle could be lengthened by increases in the size and complexity of its license transactions and by delays in its customers' implementation of client/server computing environments. Delay in the sale or implementation of a limited number of license transactions could have a material adverse effect on the Company's business and operations and cause the Company's operating results to vary significantly from quarter to quarter. Therefore, the Company believes that its quarterly operating results are likely to vary significantly in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Sales" and
" -- Marketing."



     Risks Associated with Expanding Distribution. To date, the Company has sold its products primarily through its direct sales force and has supported its customers with its technical and customer support staff. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales, technical and customer support personnel and establishing and maintaining relationships with its strategic partners. Although the Company is currently investing, and plans to continue to invest, significant resources to expand its direct sales force and its technical and customer support staff, and to develop distribution relationships with strategic partners, the Company has at times experienced and continues to experience difficulty in recruiting qualified personnel and in establishing necessary third-party relationships. There can be no assurance that the Company will be able to expand successfully its direct sales force or other distribution channels or that any such expansion will result in an increase in revenues. The Company believes the complexity of its products and the large-scale deployments anticipated by its customers will require a number of highly trained customer support personnel. There can be no assurance that the Company will successfully expand its technical and customer support staff to meet customer demands. Any failure by the Company to expand its direct sales force or other distribution channels, or to expand its technical and customer support staff, could materially and adversely affect the Company's business, operating results and financial condition. See " -- Management of Growth; Dependence upon Key Personnel," "Business -- Strategy," " -- Sales,"
" -- Marketing," and " -- Customer Support and Training."



     Dependence on Large License Fee Contracts and Customer Concentration. A relatively small number of customers have accounted for a significant percentage of the Company's revenues. For 1995 and the first quarter of 1996, sales to the Company's 10 largest customers accounted for 93% and 98% of total revenues, respectively. For 1995, Charles Schwab & Co., Inc., Informix Software, Inc., Itochu and Unisys Corporation accounted for 23%, 20%, 12% and 10% of total revenues, respectively. The Company expects that sales of its products to a limited number of customers will continue to account for a significant percentage of revenue for the foreseeable future. The loss of any major customer or any reduction or delay in orders by any such customer, or the failure of the Company to market successfully its products to new customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers and Markets."



     Risk Associated with New Versions and New Products; Rapid Technological Change. The software market in which the Company competes is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. For example, the Company's customers have adopted a wide variety of hardware, software, database and networking platforms, and as a result, to gain broad market acceptance, the Company must support Siebel Sales Enterprise on a variety of such platforms. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database and networking platforms and by developing and introducing enhancements to Siebel Sales Enterprise and new products on a timely basis that keep pace with technological developments, evolving industry standards and changing customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to Siebel Sales Enterprise, including Siebel Virtual Computing, that respond to technological developments, evolving industry standards or changing customer requirements, or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If release dates of any future Siebel Sales Enterprise enhancements or new products are delayed or if these products or enhancements fail to achieve market acceptance when released, the Company's business, operating results and financial condition could be materially and adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by the Company or the Company's competitors or major hardware, systems or software vendors may cause customers to defer or forgo purchases of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Technology" and "-- Development Methodology."


     Competition. The market for the Company's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for sales and marketing information systems, and the Company faces competition primarily from customers' internal information technology departments and systems integrators, as well as from other application software providers that offer a variety of products and services to address this market. Many of the Company's customers and potential customers have in the past attempted to develop sales and marketing information systems in-house either alone or with the help of systems integrators. The Company is able to compete successfully against these customers' and potential customers' internal development efforts only to the extent such development efforts fail.


     The Company relies on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as recommendations of its products during the evaluation stage of the purchase process, particularly Andersen Consulting. Although the Company seeks to maintain close relationships with these service providers, many of them have similar, and often more established, relationships with the Company's competitors. If the Company is unable to develop and retain effective, long-term relationships with these third parties, the Company's competitive position could be materially and adversely effected. Further, there can be no assurance that these third parties, many of which have significantly greater resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products.


     A large number of personal, departmental and other products exist in the sales automation market. Some of the Company's competitors and their products include Symantec (ACT!), Brock International (Brock Activity Manager), Early Cloud & Co. (CallFlow), IMA (EDGE), Marketrieve Company (Marketreive PLUS), Oracle Corporation (Oracle Sales Manager), SaleSoft (PROCEED), SalesBook Systems (SalesBook), SalesKit Software Corporation (SalesKit), Aurum (SalesTrak), Sales Technologies (SNAP for Windows) and Saratoga Systems (SPS for Windows). Many of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than the Company. In addition, many competitors have well-established relationships with current and potential customers of the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company.


     It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of consolidation in the software industry. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition. See "Business -- Competition."

     Reliance on Third-Party Vendors. The Company incorporates into its products certain software licensed to it by third-party software developers. Although the Company believes there are other sources for these products, any significant interruption in the supply of such products could have a material adverse impact on the Company's sales unless and until the Company can replace the functionality provided by these products. Because the Company's products incorporate software developed and maintained by third parties, the Company is to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third-party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's sales. See "Business -- Products" and "-- Development Methodology."


     Risk of Product Defects. Software products as internally complex as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing during product development, the Company has been forced to delay commercial release of products until the correction of software problems and, in some cases, has provided product enhancements to correct errors in released products. The Company could, in the future, lose revenues as a result of software errors or defects. The Company's products are intended for use in sales applications that may be critical to a customer's business. As a result, the Company expects that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Development Methodology."


     Management of Growth; Dependence upon Key Personnel. In the event that the significant growth of the Company's revenues continues, such growth may place a significant strain upon the Company's management systems and resources. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition. The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, particularly Thomas M. Siebel, the Company's Chairman and Chief Executive Officer, none of whom has entered into an employment agreement with the Company. The loss of the services of one or more of the Company's executive officers could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, customer support, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key technical, sales and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. See "--Risks Associated with Expanding Distribution," "Business -- Sales," and "-- Marketing" and "Management."



     Proprietary Rights; Risks of Infringement. The Company relies primarily on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under patent, trade secret and copyright laws, which afford only limited protection. The Company currently has two patent applications pending in the United States. There can be no assurance that any patents issued to the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around any patents issued to the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that the Company's competitors will not independently develop similar technology. The Company has entered into agreements with substantially all of its customers which require the Company to place Siebel Sales Enterprise source code into escrow. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. Entering into such agreements may increase the likelihood of misappropriation by third parties.


     The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Furthermore, there can be no assurance that former employers of the Company's present and future employees will not assert claims that such employees have improperly disclosed confidential or proprietary information to the Company. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to pay money damages or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially and adversely affected.


     The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in Siebel Sales Enterprise to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which would materially adversely affect the Company's business, operating results and financial condition. See "Business -- Intellectual Property and Other Proprietary Rights."


     International Operations. The Company's sales are primarily to large multi-national companies. To service the needs of such companies, both domestically and internationally, the Company must provide worldwide product support services. As a result, the Company intends to expand its existing international operations and enter additional international markets, which will require significant management attention and financial resources and could adversely affect the Company's operating margins and earnings, if any. Revenues from export sales accounted for approximately 12% and 11% of the Company's total revenues in 1995 and the first quarter of 1996, respectively. The Company believes that in order to increase sales opportunities and profitability it will be required to expand its international operations. The Company has committed and continues to commit significant management time and financial resources to developing direct and indirect international sales and support channels. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for Siebel Sales Enterprise. To the extent that the Company is unable to do so in a timely manner, the Company's international sales will be limited, and the Company's business, operating results and financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     International operations are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, costs of localizing products for foreign markets, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that the Company or its distributors or resellers will be able to sustain or increase international revenues from licenses or from maintenance and service, or that the foregoing factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition. The Company's direct international revenues are generally denominated in local currencies. The Company does not currently engage in hedging activities. Revenues generated by the Company's distributors and resellers are generally paid to the Company in United States dollars. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenues from international sales and thus the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers and Markets,"
" -- Sales" and "-- Marketing."

     Product Liability. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.



     Legal Proceedings. The Company has received a letter from counsel to a former employee asserting various claims against the Company surrounding the employee's termination and offering to settle such claims for a specified sum. The Company believes that the claims raised in that letter are without merit, has not established any reserves with respect to such claims and intends to defend vigorously any potential legal action that may be commenced. However, there can be no assurance that legal action will not be commenced or that the outcome of any such action would not have a material adverse effect on the Company.



     Control by Existing Stockholders. Upon completion of this offering, the Company's officers, directors and affiliated entities together will beneficially own approximately 67% of the outstanding shares of Common Stock (66% if the Underwriters' over-allotment option is exercised in full). In particular, upon completion of this offering Thomas M. Siebel, the Company's Chairman and Chief Executive Officer, will own approximately 42% of the outstanding shares of Common Stock (41% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including the election of directors, and the approval of mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage tender offers for the Company's Common Stock unless the terms are approved by such stockholders. See "Principal and Selling Stockholders."


     No Prior Public Market for Common Stock; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiations between the Company, the representatives of the Selling Stockholders and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of the Company's Common Stock.

     Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. Following the completion of this offering, the Company's Board of Directors will have the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation, including provisions that create a classified board of directors and certain provisions of the Company's

Bylaws and of Delaware law, could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."


     Shares Eligible for Future Sale; Registration Rights. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of the offering, the Company will have outstanding an aggregate of 15,530,770 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and based upon the number of shares outstanding as of April 30, 1996. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 13,730,770 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) 311,760 Restricted Shares (plus 212,875 shares of Common Stock issuable to employees and consultants pursuant to stock options that are then vested) will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iii) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods commencing on January 3, 1997, subject to the restrictions on such sales by Affiliates and certain vesting provisions. The Securities and Exchange Commission has proposed amendments to Rules 144 and 144(k) which, if adopted, would substantially increase the number of Restricted Shares available for sale in the public market beginning 180 days after the date of this Prospectus. See "Certain Transactions," "Description of Capital Stock" and "Shares Eligible for Future Sale."


     Discretion as to Use of Proceeds. The primary purposes of this offering are to create a public market for the Company's Common Stock, to facilitate future access to public markets and to obtain additional working capital. As of the date of this Prospectus, the Company has no specific plans to use the net proceeds from this offering other than for working capital and general corporate purposes. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending any such uses, the Company plans to invest the net proceeds in investment-grade, interest-bearing securities. See "Use of Proceeds."

     Immediate and Substantial Dilution. Investors participating in this offering will incur immediate and substantial dilution of $11.79 per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. If the net proceeds of this offering, together with available funds and cash generated from operations, are insufficient to satisfy the Company's cash needs, the Company may be required to sell additional equity or convertible debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                  THE COMPANY


     The Company was incorporated under the laws of California in 1993 and intends to reincorporate in Delaware prior to the completion of this offering. The Company's principal executive offices are located at 4005 Bohannon Drive, Menlo Park, CA 94025. Its telephone number is (415) 329-6500. Its e-mail address is info@siebel.com. The Company maintains an Internet home page. Siebel and Siebel Sales Enterprise are trademarks of the Company. All other trade names or trademarks appearing in this Prospectus are the property of their respective holders.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,800,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $14.00 per share, are estimated to be $22,486,000 ($26,320,000 if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."



     The principal purposes of this offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock, which the Company believes will facilitate future access by the Company to public equity markets and enhance the ability of the Company to use its Common Stock as consideration for acquisitions and as a means for attracting and retaining key employees.



     The Company intends to use the net proceeds of this offering primarily for working capital and other general corporate purposes, including expansion of general sales and marketing and customer support activities to accommodate anticipated growth in the Company's business and customer base. The amounts actually expended by the Company for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, the amount of cash generated by the Company's operations and the progress of the Company's product development efforts and hence the Company's management will retain broad discretion in the allocation of the net proceeds from this offering. In addition, the Company may make one or more acquisitions of complementary technologies, products or businesses which broaden or enhance the Company's current product offerings. However, the Company has no specific agreements or commitments, and is not currently engaged in any negotiations for any such acquisition. Pending the uses described above, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company as of March 31, 1996 after giving effect to the reincorporation of the Company in Delaware, (ii) the pro forma capitalization of the Company after giving effect to the sale of 90,000 shares of Series D Preferred Stock at $10.00 per share on April 30, 1996, the issuance of 75,000 shares of Series C Preferred Stock upon the exercise of a warrant at $5.82 per share prior to the closing of this offering and the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering and (iii) the capitalization as adjusted to reflect the sale by the Company of 1,800,000 shares of the Common Stock offered hereby at an assumed initial offering price of $14.00, the application of the net proceeds therefrom and the subsequent restatement of the Company's Certificate of Incorporation.

                                                                          MARCH 31, 1996
                                                              --------------------------------------
                                                              ACTUAL      PRO FORMA      AS ADJUSTED
                                                              -------   --------------   -----------
                                                                          (IN THOUSANDS)
Stockholders' equity:
  Convertible preferred stock; $.001 par value; actual --
     10,000,000 shares authorized, 4,907,655 shares issued
     and outstanding; pro forma -- 10,000,000 shares
     authorized, none issued and outstanding; as
     adjusted -- 2,000,000 shares authorized, none issued
     and outstanding........................................  $     5      $     --        $    --
  Common stock; $.001 par value; actual -- 35,000,000 shares authorized, 8,572,760 shares issued and outstanding;
     pro forma -- 35,000,000 shares authorized, 13,645,415
     shares issued and outstanding; as
     adjusted -- 40,000,000 shares authorized, 15,445,415
     shares issued and outstanding(1).......................        9            14             15
  Additional paid-in capital................................   11,063        12,400         34,885
  Notes receivable from stockholders........................      (57)          (57)           (57)
  Deferred compensation.....................................   (1,220)       (1,220)        (1,220)
  Retained earnings.........................................      514           514            514
                                                              -------       -------        -------
          Total stockholders' equity and capitalization.....  $10,314      $ 11,651        $34,137
                                                              =======       =======        =======

- ---------------
(1) Excludes (i) 2,367,750 shares of Common Stock issuable upon the exercise of options outstanding under the Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan") as of March 31, 1996 at a weighted average exercise price of $1.84 per share and (ii) 350,000 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan (the "Purchase Plan"), none of which has been issued. As of April 30, 1996, there were outstanding options to purchase a total of 3,780,950 shares of Common Stock under the Equity Incentive Plan at a weighted average exercise price of $3.37 per share and an additional 1,512,840 shares of Common Stock reserved for grant thereunder. See "Management -- Equity Incentive Plans."

                                    DILUTION


     The pro forma net tangible book value of the Company as of March 31, 1996, was approximately $11.7 million or $0.85 per share. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of pro forma outstanding shares of Common Stock, after giving effect to the issuance of 90,000 shares of Series D Preferred Stock at $10.00 per share on April 30, 1996, the issuance of 75,000 shares of Series C Preferred Stock upon exercise of a warrant at $5.82 per share prior to the completion of this offering and the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering. After giving effect to the sale of the 1,800,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $14.00 per share), the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $34.1 million or $2.21 per share. This represents an immediate increase in such net tangible book value of $1.36 per share to existing stockholders and an immediate dilution of $11.79 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:


    Assumed initial public offering price per share.........................            $14.00
      Pro forma net tangible book value per share as of March 31, 1996......  $0.85
      Increase per share attributable to new investors......................   1.36
                                                                              -----
    Pro forma net tangible book value per share after this offering.........              2.21
                                                                                         -----
    Dilution per share of Common Stock to new investors.....................            $11.79
                                                                                         =====


     The following table summarizes on a pro forma basis, as of March 31, 1996, the differences between the number of shares purchased from the Company, after giving effect to the issuance of 90,000 shares of Series D Preferred Stock at $10.00 per share on April 30, 1996, the issuance of 75,000 shares of Series C Preferred Stock upon exercise of a warrant at $5.82 per share prior to the completion of the offering and the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering, the total consideration paid and the average price paid per share by the existing holders of Common Stock and by the new investors at an assumed initial public offering price of $14.00 per share:


                                       SHARES PURCHASED         TOTAL CONSIDERATION
                                     ---------------------     ----------------------     AVERAGE PRICE
                                       NUMBER      PERCENT       AMOUNT       PERCENT       PER SHARE
                                     ----------    -------     -----------    -------     -------------
Existing Stockholders(1)...........  13,645,415      88.3%     $11,636,000      31.6%        $  0.85
New Investors(1)...................   1,800,000      11.7       25,200,000      68.4           14.00
                                     ----------       ---      -----------       ---
          Total....................  15,445,415     100.0%     $36,836,000     100.0%
                                     ==========       ===      ===========       ===

- ---------------

(1) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 13,482,415 shares or approximately 87.3% of the total shares of Common Stock outstanding after this offering and will increase the number of shares held by new investors to 1,963,000 shares or approximately 12.7% of the total shares of Common Stock outstanding after this offering.


     The foregoing tables exclude 2,367,750 shares of Common Stock issuable upon the exercise of options outstanding as of March 31, 1996 at a weighted average exercise price of $1.84 per share. In addition, 350,000 shares of Common Stock have been reserved for issuance under the Purchase Plan, none of which has been issued. To the extent that options are exercised in the future, there will be further dilution to new stockholders. As of April 30, 1996, there were outstanding options to purchase a total of 3,780,950 shares of Common Stock under the Equity Incentive Plan at a weighted average exercise price of $3.37 per share and an additional 1,512,840 shares of Common Stock reserved for grant thereunder. See "Management -- Equity Incentive Plans."

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes related thereto included elsewhere in this Prospectus. The statement of operations data from September 13, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from the financial statements of the Company included elsewhere in this Prospectus which have been audited by KPMG Peat Marwick LLP, independent auditors. The balance sheet data at December 31, 1993 are derived from audited financial statements not included in this Prospectus. The balance sheet data at March 31, 1996, and the statement of operations data for the three month periods ended March 31, 1995 and 1996 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. See "Risk Factors -- Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results."

                                                        PERIOD FROM
                                                       SEPTEMBER 13,
                                                           1993                            THREE MONTHS ENDED
                                                        (INCEPTION)       YEAR ENDED
                                                            TO           DECEMBER 31,           MARCH 31,
                                                       DECEMBER 31,    -----------------   -------------------
                                                           1993         1994      1995      1995       1996
                                                       -------------   -------   -------   -------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
  Revenues:
    Software.........................................      $  --       $    50   $ 7,636   $    --    $ 4,402
    Maintenance and other............................         --            --       402        30        307
                                                          ------       -------   -------   -------   ---------
         Total revenues..............................         --            50     8,038        30      4,709
  Cost of revenues:
    Software.........................................         --            --        41        --         26
    Maintenance and other............................         --            --       385         9        343
                                                          ------       -------   -------   -------   ---------
         Total cost of revenues......................         --            --       426         9        369
                                                          ------       -------   -------   -------   ---------
         Gross margin................................         --            50     7,612        21      4,340
  Operating expenses:
    Product development..............................         64           868     2,816       616        986
    Sales and marketing..............................         28           718     3,232       456      2,553
    General and administrative.......................         22           243     1,192       157        590
                                                          ------       -------   -------   -------   ---------
         Total operating expenses....................        114         1,829     7,240     1,229      4,129
                                                          ------       -------   -------   -------   ---------
         Operating income (loss).....................       (114)       (1,779)      372    (1,208)       211
  Other income, net..................................         --            13       156         8        119
                                                          ------       -------   -------   -------   ---------
         Income (loss) before income taxes...........       (114)       (1,766)      528    (1,200)       330
    Income tax expense (benefit).....................         --            --       211      (480)       132
                                                          ------       -------   -------   -------   ---------
         Net income (loss)...........................      $(114)      $(1,766)  $   317   $  (720)   $   198
                                                       =============   ========  ========  ========  =========
  Pro forma net income (loss) per share(1)...........                            $   .02   $  (.05)   $   .01
                                                                                 ========  ========  =========
  Shares used in pro forma per share
    computation(1)...................................                             16,340    14,642     16,859

                                                                  DECEMBER 31,
                                                         ------------------------------        MARCH 31,
                                                          1993         1994      1995            1996
                                                                      -------   -------   -------------------
                                                                            (IN THOUSANDS)
BALANCE SHEET:
  Cash and cash equivalents..........................    $  703       $ 1,017   $11,391               $ 9,757
  Total assets.......................................       750         1,203    16,091                15,609
  Retained earnings (accumulated deficit)............        --            (1)      316                   514
  Stockholders' equity...............................       746         1,189     9,934                10,314

- ---------------
(1) See Note 1 of Notes to Financial Statements for a description of the calculation of pro forma net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The Company was engaged principally in product and market research and development from commencement of operations (July 1993) through March 1995. The Company shipped version 1.0 of Siebel Sales Enterprise in April 1995 and shipped version 2.0 in November 1995. The Company did not record material license revenues until the second quarter of 1995. License fees for Siebel Sales Enterprise are generally based on the specific products licensed and are determined on either a per site or per user basis. Most of the Company's revenues to date have been derived from non-recurring license fees of the Siebel Sales Enterprise product family. The remaining revenues are primarily attributable to lower margin maintenance and other revenues, including training revenues. The Company does not intend to provide a material amount of integration and other services related to its products. Accordingly, the Company currently expects that license revenues from Siebel Sales Enterprise will continue to account for a substantial majority of the Company's revenues for the remainder of 1996 and for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for Siebel Sales Enterprise could have a material adverse effect on the Company's business, operating results and financial condition. Most of the Company's revenues to date have been derived from one-time license fees from customers who have received a perpetual license to the Company's products. The Company intends to also offer its customers the ability to license its products on a monthly or other short-term basis. The Company expects that these shorter term license fees could, in the future, constitute an increasing portion of its software revenues. If these shorter term fee payments increase as a percentage of total revenues, the Company believes it will be able to alleviate somewhat the periodic revenue concentration from one-time non-recurring licenses.


     License revenues are recognized upon execution of a license agreement by the parties and shipment of the product if no significant obligations remain and collection of the resulting receivable is probable. Maintenance revenues primarily consist of fees for ongoing support and product updates, generally determined as a percentage of the initial license fees, and are recognized ratably over the term of the contract, which to date have typically ranged from 12 to 36 months. For all periods presented, the Company has recognized revenues in accordance with Statement of Position 91-1, "Software Revenue Recognition." See Note 1 of Notes to Financial Statements.


     A relatively small number of customers account for a significant percentage of the Company's license revenues. For 1995 and the first quarter of 1996, sales to the Company's ten largest customers accounted for 93% and 98% of total revenues, respectively. For 1995, Charles Schwab & Co., Inc., Informix Software, Inc., Itochu and Unisys Corporation accounted for 23%, 20%, 12% and 10% of total revenues, respectively. The Company expects that licenses of its products to a limited number of customers will continue to account for a large percentage of revenue for the foreseeable future. The license of the Company's software products is often an enterprise-wide decision by prospective customers and generally requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, the implementation of the Company's products involves a significant commitment of resources by prospective customers and is commonly associated with substantial reengineering efforts which may be performed by the customer or third-party system integrators. The cost to the customer of the Company's product is typically only a portion of the related hardware, software, development, training and integration costs of implementing a large-scale sales and marketing information system. For these and other reasons, the sales and implementation cycles associated with the license of the Company's products is often lengthy (ranging to date from between two and twenty-four months from initial contact to product implementation) and is subject to a number of significant delays over which the Company has little or no control. Given these factors and the expected customer concentration, the loss of a major customer or any reduction or delay in sales to or implementations by such customers could have a material adverse effect on the Company's business, operating results, and financial condition.


     As of March 31, 1996, many of the Company's customers were in the pilot phase of implementation of Siebel Sales Enterprise. None of the Company's customers has completed the enterprise-wide development and deployment of Siebel Sales Enterprise, and many have not yet commenced such deployment. As a result, the Company's products are currently being used by only a limited number of sales professionals. If any of the Company's customers are not able to customize and deploy Siebel Sales Enterprise successfully and on a timely basis to the number of anticipated users, the Company's reputation could be significantly damaged, which could have a material adverse effect on the Company's business, operating results and financial condition.


     The Company markets its products in the United States through its direct sales force and internationally through its sales force and a distributor in Japan. International revenues accounted for 12% and 11% of total revenues in 1995 and the first quarter of 1996, respectively. The Company is increasing its international sales force and seeking to establish distribution relationships with appropriate strategic partners and expects international revenues will account for an increasing portion of total revenues in the future. As a result, failure to cost-effectively maintain or increase international sales could have a material adverse effect on the Company's business, operating results and financial condition.



     The Company's revenues have increased in each of the last five quarters, and the Company had net income in each of the last four quarters. The Company's limited operating history, however, makes the prediction of future operating results difficult. Prior growth rates in the Company's revenue and net income should not be considered indicative of future operating results. Future operating results will depend upon many factors, including the demand for the Company's products, the level of product and price competition, the length of the Company's sales cycle, the size and timing of individual license transactions, the delay or deferral of customer implementations, the Company's relationships with systems integrators, the Company's success in expanding its direct sales force, indirect distribution channels and customer support organization, the timing of new product introductions and product enhancements, the mix of products and services sold, levels of international sales, activities of and acquisitions by competitors, the timing of new hires, changes in foreign currency exchange rates, the ability of the Company to develop and market new products and control costs and the ability to attract and retain key personnel. There can be no assurance that any of the Company's business or strategies will be successful or that the Company will be able to sustain profitability on a quarterly or annual basis.


     The Company's sales generally reflect a relatively high amount of revenues per order. The loss or delay of individual orders, therefore, can have a significant impact on the revenues and quarterly results of the Company. The timing of license revenue is difficult to predict because of the length of the Company's sales cycle, which to date has ranged from two to eighteen months from initial contact to the execution of a license agreement. Because the Company's operating expenses are based on anticipated revenue trends and because a high percentage of the Company's expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in losses. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's operating results would be materially adversely affected. As a result of these and other factors, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be adversely affected.


     To date, the Company has not experienced significant seasonality of operating results. The Company expects that future revenues for any period may be affected by the fiscal or quarterly budget cycles of its customers.


RESULTS OF OPERATIONS

     The Company first generated significant software license revenues in the second quarter of 1995 when the Company shipped version 1.0 of Siebel Sales Enterprise. As a result, the Company believes that period-to-period comparisons solely of annual operating results are less meaningful than an analysis of recent quarterly operations. Accordingly, the Company is providing a discussion and analysis of the Company's operating results primarily focused upon the five quarters ended March 31, 1996.

     The following tables set forth the quarterly statement of operations for the five quarters ended March 31, 1996, including such amounts expressed as a percentage of total revenues. This quarterly information is unaudited, but has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. Such statement of operations should be read in conjunction with the Company's audited financial statements and notes thereto included elsewhere herein. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                      QUARTER ENDED
                                                             ---------------------------------------------------------------
                                                              MAR. 31,      JUNE 30,     SEPT. 30,     DEC. 31,     MAR. 31,
                                                              1995(1)         1995         1995          1995         1996
                                                             ----------     --------     ---------     --------     --------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
  Revenues:
    Software...............................................   $     --       $1,186       $ 2,400       $4,050       $4,402
    Maintenance and other..................................         30           98           164          110          307
                                                               -------       ------        ------       ------       ------
         Total revenues....................................         30        1,284         2,564        4,160        4,709
  Cost of revenues:
    Software...............................................         --            4             8           29           26
    Maintenance and other..................................          9           47           117          212          343
                                                               -------       ------        ------       ------       ------
         Total cost of revenues............................          9           51           125          241          369
                                                               -------       ------        ------       ------       ------
         Gross margin......................................         21        1,233         2,439        3,919        4,340
  Operating expenses:
    Product development....................................        616          621           822          757          986
    Sales and marketing....................................        456          406           903        1,467        2,553
    General and administrative.............................        157          181           292          562          590
                                                               -------       ------        ------       ------       ------
         Total operating expenses..........................      1,229        1,208         2,017        2,786        4,129
                                                               -------       ------        ------       ------       ------
         Operating income (loss)...........................     (1,208)          25           422        1,133          211
  Other income, net........................................          8           45            56           47          119
                                                               -------       ------        ------       ------       ------
         Income (loss) before income taxes.................     (1,200)          70           478        1,180          330
    Income tax expense (benefit)...........................       (480)          28           191          472          132
                                                               -------       ------        ------       ------       ------
         Net income (loss).................................   $   (720)      $   42       $   287       $  708       $  198
                                                               =======       ======        ======       ======       ======
  Pro forma net income (loss) per share....................   $   (.05)      $   --       $   .02       $  .04       $  .01
                                                               =======       ======        ======       ======       ======
  Shares used in pro forma per share computation...........     14,642       16,777        16,856       16,803       16,859

                                                                               AS A PERCENTAGE OF REVENUES
                                                               -----------------------------------------------------------
  Revenues:
    Software.................................................                   92.4%        93.6%       97.4%       93.5%
    Maintenance and other....................................                    7.6          6.4         2.6         6.5
                                                                               -----        -----       -----       -----
         Total revenues......................................                  100.0        100.0       100.0       100.0
  Cost of revenues:
    Software.................................................                    0.3          0.3         0.7         0.6
    Maintenance and other....................................                    3.7          4.6         5.1         7.2
                                                                               -----        -----       -----       -----
         Total cost of revenues..............................                    4.0          4.9         5.8         7.8
                                                                               -----        -----       -----       -----
         Gross margin........................................                   96.0         95.1        94.2        92.2
  Operating expenses:
    Product development......................................                   48.4         32.1        18.2        21.0
    Sales and marketing......................................                   31.6         35.2        35.3        54.2
    General and administrative...............................                   14.1         11.4        13.5        12.5
                                                                               -----        -----       -----       -----
         Total operating expenses............................                   94.1         78.7        67.0        87.7
                                                                               -----        -----       -----       -----
         Operating income....................................                    1.9         16.4        27.2         4.5
  Other income, net..........................................                    3.5          2.2         1.1         2.5
                                                                               -----        -----       -----       -----
         Income before income taxes..........................                    5.4         18.6        28.3         7.0
    Income tax expense.......................................                    2.2          7.4        11.3         2.8
                                                                               -----        -----       -----       -----
         Net income..........................................                    3.2%        11.2%       17.0%        4.2%
                                                                               =====        =====       =====       =====

- ---------------
(1) Due to insignificant revenues, presentation as a percentage of revenues is not meaningful.

     REVENUES

     Software. License revenues increased from $50,000 in 1994 to $7.6 million in 1995. License revenues increased from $1.2 million in the second quarter of 1995 to $4.4 million in the first quarter of 1996. This increase was primarily due to increased market and customer awareness of the Siebel Sales Enterprise product family, and due in part to an expansion of the Company's direct sales organization over the past five quarters.

     Maintenance and Other. Maintenance and other revenues increased from less than $100,000 in each of the first two quarters of 1995 to $307,000 in the first quarter of 1996. Such increase was due to the more widespread licensing of products to customers pursuant to agreements with a maintenance component. Earlier licenses typically involved pilot installations which did not include maintenance.

     COST OF REVENUES

     Software. Cost of software license revenues includes product packaging, documentation and production. Cost of license revenues through March 31, 1996 have averaged less than 1% of software license revenues. All costs incurred in the research and development of software products and enhancements to existing products have been expensed as incurred, and, as a result, cost of license revenues includes no amortization of capitalized software development costs. See
Note 1 of Notes to Financial Statements.


     Maintenance and Other. Cost of maintenance and other revenues consists primarily of personnel, facility and systems costs incurred in providing customer support. Cost of maintenance and other revenues aggregated $385,000 in 1995 and $343,000 in the first quarter of 1996. These costs increased significantly in the last two quarters of 1995 and the first quarter of 1996, and exceeded maintenance and other revenues in the fourth quarter of 1995 and the first quarter of 1996. Such increases reflect the effect of fixed costs resulting from the Company's investment during 1995 and the first quarter of 1996 in a larger maintenance and support organization in anticipation of entering into an increasing number of licenses with a maintenance component. The Company expects that maintenance and other costs will continue to increase in absolute dollar amounts as the Company expands its customer support organization to meet anticipated customer demands in connection with product implementation.


     OPERATING EXPENSES


     Product Development. Product development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities, and consist primarily of employee salaries, benefits, consulting costs and the cost of software development tools. Product development expenses increased from $64,000 in 1993 to $2.8 million in 1995 and were $1.0 million for the first quarter of 1996. These expenses generally decreased, as a percentage of total revenues, from approximately 48% in the second quarter of 1995 to approximately 21% for the first quarter of 1996. The increases in the dollar amount of product development expenses were primarily attributable to costs of additional personnel in the Company's product development operations. The Company anticipates that it will continue to devote substantial resources to product development and that product development expenses will increase in absolute dollar amount but are expected to decline somewhat as a percentage of total revenues from the level of the first quarter of 1996.



     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses increased from $28,000 in 1993 to $3.2 million in 1995 and were $2.6 million for the first quarter of 1996. These expenses increased as a percentage of total revenues from approximately 32% in the second quarter of 1995 to approximately 54% in the first quarter of 1996. The increases in the dollar amount of expenditures on sales and marketing and the increase in these expenses as a percentage of total revenues reflects primarily the hiring of additional sales and marketing personnel and, to a lesser degree, costs associated with expanded promotional activities. The Company expects that sales and marketing expenses will continue to increase in absolute dollar amount as the Company continues to expand its sales and marketing efforts, establishes additional sales offices and increases promotional activities. These expenses are expected to remain at approximately the same percentage of total revenues as the first quarter of 1996.


     General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for administrative, executive and finance personnel. These expenses increased from $22,000 in 1993 to $1.2 million in 1995 and were $590,000 for the first quarter of 1996. These expenses generally decreased as a percentage of total revenues from approximately 14% in the second quarter of 1995 to approximately 13% in the first quarter of 1996. The increases in the absolute dollar amount of general and administrative expenses were primarily due to increased staffing and associated expenses necessary to manage and support the Company's increased scale of operations. The Company believes that its general and administrative expenses will continue to increase in absolute dollar amount as a result of the anticipated expansion of the Company's administrative staff to support growing operations and the expenses associated with being a public company. The Company anticipates that its general and administrative expenses as a percentage of total revenues should decrease somewhat in the future from the level of the first quarter of 1996.


     OTHER INCOME, NET

     Other income, net is primarily comprised of interest income earned on the Company's cash and cash equivalents and reflects earnings on increasing cash balances during 1995 and the first quarter of 1996.

     PROVISION FOR INCOME TAXES


     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company elected to be treated as an S corporation for 1993 and 1994. As an S corporation, any loss allocated to the Company passed through to its shareholder. Accordingly, the Company is not entitled to utilize the net operating losses of the business incurred prior to that date. The Company terminated the S corporation election effective January 1, 1995. Income taxes for 1995 and the first quarter of 1995 and 1996 have been provided at an effective rate of 40%, which is comprised primarily of federal and state taxes.


LIQUIDITY AND CAPITAL RESOURCES

     From inception through March 31, 1996, the Company funded its operations primarily through cash flows from operations, the private sale of equity securities totaling $11.6 million and, to a limited extent, bank indebtedness. As of March 31, 1996, the Company had $9.8 million in cash and cash equivalents, and no outstanding bank indebtedness.


     Net cash used in operating activities was $119,000, $1.7 million and $505,000 in 1993, 1994 and for the first quarter of 1996, respectively, and net cash provided by operating activities was $2.8 million in 1995. In 1995, the $2.8 million of net cash provided by operating activities was primarily attributable to net income of $317,000 and increases in accounts payable of $479,000, accrued expenses of $1.1 million and deferred revenue of $4.2 million, offset by an increase in accounts receivable of $3.1 million and prepaid and other assets of $411,000. For the first quarter of 1996, net cash used by operating activities of $505,000 was primarily attributable to net income of $198,000 and increases in accounts payable of $313,000, offset by a decrease in deferred revenue of $692,000.


     Deferred revenues consist primarily of the unrecognized portion of revenues under maintenance and support contracts (which revenues are deferred and recognized ratably over the term of such contracts) and advance payment of software license fees. Capital expenditures were primarily for computer workstations used for product development, product demonstrations, customer benchmarks and customer support. See Notes 2 and 3 of Notes to Financial Statements.

     To date, the Company's investing activities have consisted primarily of purchases of property and equipment, primarily for computer workstations used for product development, product demonstrations and customer support. The Company's capital expenditures were $38,000, $176,000, $872,000 and $1.3 million in 1993, 1994, 1995 and the first quarter of 1996, respectively. The Company expects that its capital expenditures will increase as the Company's employee base grows. As of March 31, 1996, the Company did not have any material commitments for capital expenditures.

     The Company believes that the net proceeds from the offering, together with the anticipated cash flows from operations, cash, cash equivalents and short-term investments, will be adequate to meet its cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, the Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financings or from other sources. There can be no assurance that such additional financing will be available at all, or that such financing, if available, will be obtainable on terms favorable to the Company and will not be dilutive to the Company's then current stockholders.

                                    BUSINESS


     Siebel Systems, Inc. ("Siebel," or "Siebel Systems" or the "Company") is an industry leading provider of enterprise-class sales and marketing information software systems. The Company designs, develops, markets, and supports Siebel Sales Enterprise, a leading Internet-enabled, object oriented client/server application software product family designed to meet the sales and marketing information system requirements of even the largest multi-national organizations.


     In today's increasingly competitive global markets, businesses must continuously improve their operations. Having spent considerable effort and resources in previous years automating finance, manufacturing, distribution, human resources management, and general office operations, many businesses are now looking to apply the leverage of information technology to their sales and marketing processes. Unlike previous automation efforts which have focused on decreasing expenses, sales and marketing information systems focus primarily on increasing revenues.


     The Siebel Sales Enterprise is comprised of a broad range of advanced client/server application products designed to allow corporations to deploy comprehensive customer information systems, product information systems, competitive information systems, and decision support systems on a global basis. The Company's products provide support for multiple languages and multiple currencies with support for a number of frequently interdependent distribution channels, including direct field sales, telesales, telemarketing, distribution, retail and Internet-based selling.


INDUSTRY BACKGROUND

     Business Need for Sales and Marketing Information Systems

     While the automation of finance, manufacturing, distribution, human resources management, and general office operations has brought significant improvements in efficiency and cost control to most large organizations, sales and marketing remain largely unautomated. The Company believes that the need to deploy closed-loop sales and marketing information systems is growing as organizations expand their distribution channels and increasingly face stronger competitive market pressures. The business demand to deploy sales and marketing information systems is driven typically both by the goal of increasing sales productivity as well as the concern that unless the organization applies information technology to this largely unautomated process, it will rapidly become uncompetitive.

                                      LOGO

  A closed-loop sales and marketing information system allows organizations to share and manage sales
  opportunities and information from a marketing encyclopedia across multiple distribution channels.

     The market for sales and marketing information systems is large and rapidly growing. An independent market research firm estimates the market size as $750 million in 1995, growing to more than a $3 billion market in the 1998 timeframe.

     Availability of Enabling Technologies

     The Company believes the adoption of sales and marketing information systems is being further fueled by the recent availability of enabling technologies which allow, perhaps for the first time, the successful deployment of highly distributed, mobile sales and marketing applications. Some of these enabling technologies include: object oriented programming technologies including Visual C++ and ActiveX from Microsoft, 32-bit PC operating systems offering exceptionally accessible user-interface technologies like Windows 95 and Windows NT, rapid acceptance of intranets and the Internet, high bandwidth communications capability, rich data manipulation technologies such as Adobe Acrobat, SQL data replication services from Oracle, Sybase and Informix, as well as continued advances in microprocessor central processing unit (CPU) capacity from companies such as Intel.

     The Challenges of Developing Sales and Marketing Information Systems

     Enterprise-class application software includes categories such as financial information systems, manufacturing systems, human resource management systems and sales and marketing information systems. From a software engineering perspective, these applications are considered to be quite complex, requiring very large resource requirements and posing significant technical barriers.

     Many organizations which have attempted to custom develop enterprise-class applications have found their efforts to be largely unsuccessful, requiring cost prohibitive resources -- frequently well beyond those initially budgeted. Many large organizations have spent many millions of dollars over several years on custom sales and marketing information systems development. Many of these internally developed projects have been repeatedly delayed in implementation, and often canceled altogether without reaching production.

     To overcome the costs and risks associated with internally developed enterprise-class applications software, many organizations are seeking to purchase commercially designed, developed, tested, and supported application software solutions.

     Market Opportunity

     The Company believes that the commercial availability of a high-end, enterprise-class sales and marketing information software system will enable companies to be successful in automating their sales processes. The Company believes such an application should include the following characteristics:

          - Complete Functionality -- Comprehensive customer information systems, product information systems, competitive information systems and decision support.

          - Modern Technology Foundation -- Internet and intranet enabled, client/server, object oriented, 32-bit, Windows 95 and Windows NT, distributed relational database support, and OLE 2 automation support.

          - Scalability -- Support for thousands of concurrent users deployed globally, in multiple languages and multiple currencies with very large relational datastores.

          - Configurability -- Configurable business objects providing a high level of application customization and modification.

     The Company believes that an enterprise-class application which exhibits these characteristics will enable organizations to deploy sales and marketing information systems at lower cost, with lower risk, and more rapidly than internally developed, custom project developments.

THE SIEBEL SOLUTION

     The Company is a leading provider of Internet-enabled, object oriented, enterprise-class sales and marketing information systems designed to meet the needs of the largest and often multi-national corporations.

     The Siebel Sales Enterprise is designed to offer users a sales information solution that is functionally comprehensive, is built upon a modern technology foundation, and scales to meet the requirements of global organizations with thousands of concurrent users and very large data stores. The Siebel solution is designed to be easily and extensively configured to meet industry-specific and company-specific data processing and data presentation requirements.

     Functionally Complete

     The Siebel Sales Enterprise is designed to provide comprehensive functionality for sales and marketing information systems. The product is intended to enable the organization to deploy enterprise-wide customer information systems, product information systems, competitive information systems, and decision support systems. Specific functionality includes opportunity and account management, product and revenue forecasting, quote generation, on-line sales tools, contact and activity management, correspondence, and fulfillment. The Siebel Sales Enterprise fully supports team selling across multiple distribution channels, including field sales, telesales, telemarketing, and resellers. The Siebel products are designed to improve internal and external communications by integrating with e-mail, Intranet, and Internet services.

     Modern Technology Foundation

     The Siebel solution takes advantage of advanced developments in technology and computing trends, including Internet and intranet interoperability, client/server architecture, configurable business object technology (BusObjects), 32-bit processing capability, modern client operating systems (Microsoft Windows 95 and Windows NT), relational database servers, modern development environments (Microsoft Visual C++ and Microsoft Foundation Class Libraries (MFC)), inter-application communications technologies (Microsoft OLE 2 automation), and database synchronization and replication.

     The Company believes that the use of these modern and industry-standard development tools and technologies has allowed Siebel Systems to rapidly develop a comprehensive, configurable, scalable, enterprise-wide sales and marketing information solution. The Company has found that sales of the Siebel Sales Enterprise have been facilitated by the fact that its customers and prospects have often adopted as their MIS standards these same technologies used by the Company to build its products.

     The Company believes that the technologies utilized to build Siebel Sales Enterprise -- many of which became commercially available in the mid-1990s -- are required to build an application of this nature and scope. Prior to the advent of these technologies, it was technically difficult to build an application robust enough to solve the information requirements of global sales and marketing organizations. The Company believes that its use of these technologies provides the Company with a significant market advantage.

     Internet-Enabled

     The Siebel Sales Enterprise is designed to allow organizations to harness the power of the Internet to facilitate the sales and marketing process. The Siebel Sales Enterprise enables organizations to use the Internet today for collecting leads, for accessing product, company, and competitive information through the World Wide Web, for communicating with prospects and customers via Internet-based electronic mail, and for synchronizing and replicating data for remote computing.

     Many companies are using their home page to collect sales leads. The information that prospects enter on these web-based forms, (e.g., name, address, etc.) can be automatically loaded into Siebel

Sales Enterprise using a standard CGI (Common Gateway Interface) interface to the Siebel Open Interface product. These leads can then be automatically processed by the Siebel Sales Enterprise Territory Manager, assigned, and distributed to the appropriate sales representatives for follow up.

     Siebel customers can also integrate Siebel Sales Enterprise and the Siebel Encyclopedia with a web browser, such as Netscape Navigator, to allow their sales and marketing professionals to automatically access remotely stored and managed sales and marketing information using the World Wide Web. In this fashion, sales and marketing personnel can readily gain remote access to a broad range of product marketing materials including product catalogues, data sheets, and annual reports.

     Using Siebel Sales Enterprise, sales professionals can send correspondence and quotes to their prospects and customers via Internet-based electronic mail.

     Siebel Remote offers support for sales representatives using the Internet to synchronize their remote laptop computers with the corporate databases. Users can employ a local Internet access point to communicate "directly" with the corporate headquarters to exchange account information, access new leads, and transfer new orders. The Company believes the ability to use the Internet for data synchronization or "docking" offers significant communications cost savings to Siebel users and allows easy, local, and lower cost computer access globally.

     Enterprise Scalability

     The Siebel solution is designed to scale to meet the needs of organizations whose sales forces range in size from fifty to thousands, including even the largest global organizations. Many of the Company's customers have purchased Siebel Sales Enterprise with the goal of automating thousands of sales professionals, accessing multiple gigabyte data repositories.

     BusObject Configurability

     Siebel Systems employs the use of BusObjects, highly configurable object oriented business objects, as the basic building blocks of Siebel Sales Enterprise. Included in the family of Siebel BusObjects are Opportunity, Account, Customer, Product, Competitor, and Campaign. The BusObjects contain semantic information about the sales and marketing entities as well as presentation and navigation logic. BusObjects control the physical access of information from data sources, organize and inter-relate that information, and present the information to the user. The Siebel Sales Enterprise is comprised of a collection of these BusObjects. Highly configurable at the object code level, Siebel BusObjects are designed to allow organizations to rapidly configure the application to meet their business requirements while ensuring a clear and consistent upgrade path for future releases. This flexibility is expected to substantially reduce the long term maintenance costs associated with deploying a highly configured application.

STRATEGY

     The Company's objective is to establish and maintain a clear market leadership position in the sales and marketing information systems market. The Company's strategy incorporates the following key elements:

     Target Large Multi-National Customers in a Broad Range of Industries

     The Company has designed Siebel Sales Enterprise to satisfy the most rigorous sales and marketing information requirements of multi-national corporations that frequently employ multi-tiered distribution strategies. Siebel Sales Enterprise is intended to be deployed on a global basis, and provide shared, up-to-date information for field sales, telemarketing, telesales, marketing, as well as third party reseller sales organizations. The Company intends to leverage its experience and continue to target product development, sales and marketing activities to expand worldwide market acceptance of Siebel Sales Enterprise.

     Maintain and Extend Technology Leadership

     The Siebel Sales Enterprise utilizes advanced information technology. The Company employs the use of configurable business objects (BusObjects) designed to allow organizations to configure the Siebel application to fit their unique needs while ensuring a clear and consistent upgrade path for future releases. The Company has developed sophisticated database synchronization capabilities intended to allow large numbers of mobile users to intermittently connect and synchronize their local database with a server database. The Company has made extensive use of object oriented technology to develop a multi-tiered architecture that supports Internet-enabled client/server, three-tiered, and N-tiered deployment strategies. The Company intends to continue to commit substantial resources to maintain and extend its technology leadership.

     Global Strategic Alignment

     The Company seeks to promote widespread adoption of Siebel Sales Enterprise through the establishment of strategic relationships with leading systems integrators, technology providers, and distributors.

     Siebel Systems has formalized a global strategic business alliance with Andersen Consulting to maximize the growth and establish the market leadership position of both companies in the sales and marketing information systems marketplace. Under this worldwide alliance agreement, Andersen Consulting provides Siebel-related professional services including sales force reengineering, change management, systems integration, configuration, installation, project management, and training. This relationship provides Siebel and Siebel's customers immediate access to a highly trained global professional service organization to customize, integrate and deploy medium- and large-scale Siebel implementations.

     The Company has technology and marketing relationships with other leading companies such as Itochu, Microsoft Corporation, and Adobe Systems, Inc. and intends to establish additional relationships.

     These relationships allow the Company to focus on its core areas of expertise of developing and marketing sales and marketing information systems software, while leveraging the strength and influence of complementary information technology leaders in their respective domains.

     Fully Exploit Intranets and the Internet

     The Siebel Sales Enterprise has been designed to expand the accessibility of comprehensive sales and marketing information to sales representatives through the use of intranets and the Internet as a global, low-cost, virtual private network. The Company believes that the Internet will enable the entire corporate sales and marketing information base, currently only available to users connected over a LAN (local area network) or WAN (wide area network), to be available without geographic limitation for the low cost of a local Internet connection. This capability will allow organizations to deploy targeted, fully-informed sales professionals wherever needed without the expense and overhead of physical offices or private leased lines. The Company plans to continue to exploit the Internet and believes that in the future it will allow customers to access comprehensive information systems which recommend and deliver customized products, goods, and services directly to customers worldwide.

     Promote Successful Customer Implementations

     The Company's success is dependent upon its customers' successful implementation of Siebel Sales Enterprise. As a result, the Company actively supports the customer's deployment efforts by providing Internet and telephone technical support, providing comprehensive instructor-led training, and assigning an account management team that consists of a sales representative, technical account manager, and an executive sponsor. To objectively measure customer satisfaction, Siebel Systems employs an independent third-party organization to perform periodic customer satisfaction audits.

     Expand Global Sales Capabilities

     The Company intends to expand its global sales capabilities by increasing the size of its direct sales organization in major markets and continuing to leverage distributors in other selected markets. In particular, the Company plans to expand its direct sales and marketing activities in North America, Europe, Asia, and Latin America. The Company has operations in North America, the United Kingdom, and Japan and has recently introduced with Itochu localized versions of the Siebel Sales Enterprise for the Japanese market. The Company is developing localized versions for major European markets.

PRODUCTS

     The Siebel Sales Enterprise is a client/server application software product family designed to meet the sales and marketing information system requirements of large, frequently multi-national, organizations. The Siebel Sales Enterprise is comprised of a broad range of advanced client/server application products designed to allow corporations to deploy comprehensive customer information systems, product information systems, competitive information systems and decision support systems on a global basis. The Company shipped Siebel Sales Enterprise version 1.0 in April 1995 and subsequently shipped version 2.0 in November 1995.

     The Siebel Sales Enterprise supports Windows for Workgroups, Windows 95 and Windows NT Workstation clients. The Siebel application server operates on Windows NT and can work with Oracle, Sybase and Informix relational databases operating on a variety of leading UNIX servers and Windows NT database server platforms.

     The Company generally licenses its software based on the number of users. The core system, Siebel Sales Enterprise, has a U.S. list price of $1,750 per user. Additional product options range from $250 to $500 per module, resulting in a total list price of $5,500 per user for an end-user system that includes all software options. The Siebel application server products are priced and licensed separately. Initial direct sales to an end-user customer have typically ranged from $500,000 to $2,000,000, with certain transactions that have been considerably greater than $2,000,000. The Company also provides software maintenance service, training, and associated professional services. The Siebel Sales Enterprise is usually licensed to customers who intend to automate the sales organization of an entire corporation or of a large division. Licenses to date of the Company's products range from 50 to 5,000 users.

     Siebel Sales Enterprise

     The Siebel Sales Enterprise is designed to allow teams of sales and marketing professionals to manage sales information throughout the entire sales cycle. This core application includes the Opportunity Management, Account Management, Contact Management, Activity Tracking, and Calendar Systems. The Siebel Sales Enterprise product family includes the following products:

     Siebel Sales Enterprise Product Options

          Siebel Encyclopedia

        Siebel Encyclopedia provides sales professionals with access to a repository of their organization's sales-related information, including complete product information, competitive information, decision support, and on-line literature. This information is published by marketing and made available to all end users of the system. Built-in communications capabilities are designed to allow users to immediately send information to prospects, customers, and other sales team members via intranet, Internet, electronic mail, fax, or automated correspondence and fulfillment.

          Siebel Office

        Siebel Office automates the process of sending sales-related letters to customers. Correspondence includes integration with Microsoft Word, pre-built correspondence templates, and automatic mail-merge capabilities. Fulfillment center support is provided for internal and third-party fulfillment centers to ensure timely completion of fulfillment requests.

          Siebel Quotes

        Siebel Quotes allows sales professionals to develop, verify, submit and revise quotes tailored to meet customer requirements. Siebel Quotes is designed to permit the generation of quotes from the opportunity information, verify that quotes are complete and accurate, print quotes using a variety of formats, or use electronic mail integration to send quotes to customers over the Internet.

          Siebel Revenue Forecasting

        Siebel Revenue Forecasting allows sales professionals to estimate and submit forecasts based on opportunity revenues over time. Revenue Forecasting includes opportunity-driven forecasts, forecast revisions, forecast histories, forecast roll-up capabilities, and forecast reports. Forecasting for managers based on direct report forecasts is included.

          Siebel Product Forecasting

        Siebel Product Forecasting allows sales professionals to estimate and submit forecasts based on unit volume and price estimates over time. Siebel Product Forecasting includes opportunity product-driven forecasts, forecast revisions, forecast histories, forecast roll-up capabilities, and forecast reports. Forecasting for managers based on direct report forecasts is included.

          Siebel Reports

        With Siebel Reports, users have access to the full power of Query by Example to generate ad-hoc reports on-line, or view reports in graphical format. Siebel Reports integrates with multiple report writers and delivers more than forty-five pre-built reports.

          Siebel EIS

        Siebel EIS (Executive Information System) allows sales and marketing professionals and executives to dynamically visualize information in a variety of on-line graphical formats. The Siebel EIS system comes with more than thirty-five pre-defined graphical charts, as well as the ability to configure new graphics that are uniquely tailored to user requirements.


          Siebel Tele-Business



        Siebel Tele-Business enables lead generation and lead qualification by equipping Telesales and Telemarketing professionals with powerful Campaign, Call Scripting, and Campaign Administrator functionality, as well as automated call distributor (ACD) integration.


          Siebel Remote

        Siebel Remote enables mobile computing by allowing the exchange and synchronization of information between the sales professional's mobile computer and the corporate server. Mobile users can access the full functionality of Siebel Sales Enterprise on a laptop, and later "dock" to upload local changes to the server, initiate requests for information, and download any new information from the corporate server. Siebel Remote is Internet-enabled to support database synchronization and replication over the Internet.

                                    (GRAPHIC)

Organizations can unite their connected Siebel users and their mobile Siebel users in a common sales information system. Siebel Remote provides two-way data synchronization between mobile users and the central database repository, using LAN, WAN, dial-up, as well as intranet and Internet connections.

     Siebel Systems Administration and Management Software

     Siebel Systems Administration and Management Software is separately priced and licensed and includes the following components:

          Siebel BusObject Configurator

        For application configuration, Siebel Sales Enterprise provides business object definitions to allow systems administrators, systems integrators, and application developers to configure the look, feel, data content, and layout of Siebel business objects without changing source code.

          Siebel Marketing Manager

        The Siebel Sales Enterprise provides a suite of marketing administration screens to define and manage marketing information such as product information, product lines, price lists, competitive information, and decision issues.

          Siebel Sales Manager

        The Siebel Sales Enterprise provides a suite of systems administration screens to define and manage key system information such as employees, sales territories, available views, user responsibility profiles, and system preferences.

          Siebel Anywhere

        The Siebel Sales Enterprise provides a server component of Siebel Remote to manage all information exchanges with mobile users. Siebel Anywhere monitors this two-way exchange, and provides comprehensive conflict detection and resolution facilities designed to ensure the integrity and synchronization of both server and client databases.

          Siebel Enterprise Integration Manager

        The Siebel Enterprise Integration Manager allows Siebel customers to exchange information with other enterprise applications such as manufacturing, accounting, human resource, and customer service applications.

          Siebel Database Extension Manager

        For application configuration, the Siebel Database Extension Manager is designed to allow Siebel customers to capture the information most appropriate for their business. Siebel Database Extension Manager provides an intuitive graphical user interface for systems administrators to extend the Siebel Sales Enterprise database schema while maintaining a clear and consistent upgrade path to future releases.

     Siebel Product Advantages

          Application Configuration

        The Company's customers each have unique business needs requiring varying levels of application configuration. For instance, different organizations may use a combination of direct sales, field sales, telesales or third-party sales. The Company believes it has anticipated these needs and provides configurable business objects to allow organizations to configure the application to fit their unique requirements. Each business object defines the look and feel, the information displayed, and the workflow of the application to address major areas of business functionality. For example, a business object may contain the business logic and rules that describe how leads and prospects are shared across multiple sales channels. The Company provides a range of business objects that address the sales and marketing process.

        The Siebel Sales Enterprise is designed to allow organizations to configure and modify the properties and attributes of the business objects without needing to change application source code. The Company believes this approach to configuration provides several key benefits:

          - Reduces cost of configuration and maintenance,

          - Permits a clear and consistent upgrade path for future releases of Siebel software, and

          - Allows the Company to maintain and support a single source code base that addresses the varied needs of its customers.

        Application configuration is typically performed by a Siebel systems integration partner or the customer's MIS department. The software may be configured in a number of manners including:

          - User Preferences

          - System Administration Preferences

          - Server Preferences

          - Database Extensibility

          - Object Definitions

        This combination of configuration options offers customers extensive configurability without having to write or modify source code.

          Data Synchronization and Replication

        Typically, field sales, telesales, and order administration personnel all have contact with the same customers. Sharing information about customers across often geographically dispersed sales teams can be difficult. The challenge is to provide every member of the sales team with up-to-date information on the account or prospect. Siebel Remote, the Company's asynchronous replication technology, addresses the data synchronization and distribution needs of these sales teams. Siebel has applied for a patent on its proprietary data synchronization and replication technology. See "-- Intellectual Property and Other Proprietary Rights." Siebel considers this technology a major source of competitive market advantage.

                                    (GRAPHIC)

     Siebel's global processing architecture supports a multi-tiered sales organization with stationary Siebel users

 who are permanently connected to the central database server and mobile Siebel users who are
            intermittently connected to the central database server.

     Mobile users can utilize Siebel Remote to synchronize their laptop or hand-held computer with the central data repository. Adhering to preestablished visibility rules, Siebel users can share overlapping subsets of data to support team selling. Traditional data synchronization approaches are typically limited, allowing only the primary user to update shared data. With such limited approaches, other synchronized users only have read access to information entered by the primary owner. Siebel Remote is designed to allow any designated member of the sales team to update records, and to automatically synchronize the updates with all other users.

     Giving multiple users update rights can create conflicts, particularly when some users operate in a mobile environment and are not permanently connected to the central data repository. The Siebel application supports an extensive set of configurable business rules that detect and resolve conflicts at the database field level.

     Siebel uses a sophisticated "net change" architecture with highly compressed transaction instructions designed to minimize network traffic, reduce data synchronization time, and limit network expense. Siebel's architecture is network independent, allowing data synchronization to occur over LAN, WAN, dial-up, as well as intranet and Internet connections.

                                    (GRAPHIC)

 Siebel's de-centralized data distribution architecture is designed to support multiple, de-centralized data servers which can be geographically located in the sales region they support.

     User Interface

     The Siebel Sales Enterprise has been ergonomically designed by human factors experts to be easy to use and easy to learn. The use of Microsoft Windows and Microsoft Office compliant user interface technology is intended to ensure that users are immediately familiar with buttons, menus, and industry-standard commands. A tab metaphor allows users to click a mouse and view the key components of their sales and marketing information system. Siebel's patent-pending Thread Manager technology displays, records, and restores the user's screen-by-screen navigation. System-wide, context sensitive help provides immediate answers to questions.

     Scalability and Performance

     Scalability and performance are key considerations in enterprise-wide deployments of sales information systems. For large deployments, thousands of users need to access a common data repository that may contain tens of gigabytes of information. Scalability and performance are impacted by design and implementation of both the client and server side of the application. The Siebel Sales Enterprise is designed to address the performance and usability issues that arise in large-scale deployments.

     Efficient Use of Network Bandwidth to Optimize Performance

     The Siebel client/server architecture is designed to minimize network traffic to optimize performance. The client is designed to intelligently cache data and group database queries and updates, thereby minimizing the number of transactions over the network. This feature is intended to allow large numbers of users to be simultaneously connected over a LAN or WAN to a single centralized database while exhibiting acceptable performance characteristics.

     High Performance Application Server

     The Siebel Application Server has been designed to permit high throughput. Multiple application servers can run in parallel with a single database server. The number of users each Siebel Application Server can support varies depending on the type and frequency of data updates, as well as the particular server hardware.

     High Performance Computer Hardware and Database Support

     The Siebel products are designed to support scalability for large user communities by taking advantage of leading, high-performance databases and computer hardware. The Company supports industry-standard approaches to high-performance such as symmetric multi-processing hardware which allows multiple processors within one server machine.

     Support for Global Enterprises

     Built for multi-national customers, Siebel software supports international standards in several ways, including support for:

     -  Local language support for non-English application deployment

     -  Multiple currencies, exchange rates and automatic currency conversions

     -  International time, date, and phone number conventions

     -  Double-byte Asian character sets

     The Company recently introduced with Itochu a localized version of Siebel Sales Enterprise for the Japanese market. The Company is developing localized versions for major European markets.

TECHNOLOGY


     The Siebel Sales Enterprise exploits an advanced information technology platform. The Siebel products embrace and incorporate the utility and power of the Internet. The application is built on a multi-tiered client/server architecture supporting Microsoft Windows clients and a variety of Windows NT and UNIX servers running Informix, Oracle, and Sybase relational databases. The technology foundation includes object oriented application development, Microsoft Visual C++, MFC Libraries, OLE 2 automation, 32- or 16-bit processing, and Microsoft Windows and Microsoft Office user interface compliance. The Siebel application is a modern, scalable and customizable enterprise-wide client/server sales and marketing information system. The application uses a multi-tiered architecture with separate client, application server and database server layers connected together over a LAN or a WAN.


     The Siebel N-Tiered Architecture

     The Company has developed an advanced, N-tiered object oriented software architecture. The software architecture is designed to provide Siebel customers with robust flexibility in application deployment to meet the unique needs of the organization. Using Siebel's N-tiered architecture, customers have the flexibility of deploying their applications on remote pen-based and laptop computers, on standalone desktop workstations, on client/server systems, on highly distributed replicated "mainframe" server environments, and in the future, on the Internet, or any combination thereof.

     The Company believes that the utility offered by this flexible architecture provides a major source of competitive market advantage.

     Siebel's N-tiered architecture separates the information presentation, application logic, database access, and interprocess communications layers into separate tiers in order to partition and distribute the application components to run where necessary.

     Siebel's N-tiered architecture currently supports the following application deployments: Personal Computing for mobile sales professionals and Client/Server for connected sales professionals. The Company expects that this architecture can be further exploited to support additional Internet-enabled application deployment configurations in future Siebel product releases, including the Virtual Computing for Internet-connected sales professionals, resellers, partners, and individual buyers.


                                      LOGO

Siebel's N-tiered architecture separates the information presentation, application logic, database access, and interprocess communications layers into separate tiers in order to partition and distribute the application components to run where necessary.


     Personal Computing



     Siebel Personal Computing supports mobile sales professionals who typically use either laptop or hand-held portable computers. These users are not permanently connected to their organization's network and usually run the client disconnected from the central database. Mobile clients have a local SQL database that contains a subset of the information in the server database. While the field sales representative is disconnected from the LAN or WAN, the local database is used for information access and updates. This gives mobile users the complete range of functionality available to connected users anywhere their business takes them. The Company's patent-pending technology allows for exchange and synchronization of information between the mobile and server databases, using LANs, WANs, dial-up, or the Internet.


     Client/Server

     The Siebel Client/Server software connects the client to the server database via a LAN or WAN. Connected clients access and update information directly against the server database. A typical use for a connected client is a telesales representative based in the headquarters office, or possibly in a regional office connected to headquarters through a WAN.


     Virtual Computing



     Siebel Virtual Computing is being designed to expand the accessibility of comprehensive sales and marketing information to sales representatives through use of the Internet as a global, low-cost, virtual private network. The Company believes that the Internet will enable the entire corporate sales and marketing information base, previously available only to users connected over a LAN or WAN, to be available without geographic limitation for the cost of a local Internet connection. The Company believes that this capability will allow organizations to deploy targeted, fully-informed sales professionals wherever needed without the expense and overhead of private leased lines or physical offices.

     Siebel Virtual Computing is being designed to deliver one-to-one sales and marketing on a global basis. The Company believes this may well re-define the concept of "selling on the Internet." Today, buyers can order anything from consumer goods to automobiles using the Internet to browse home pages and tour virtual shopping malls. This passive approach to selling can be characterized as using the Internet simply as an inexpensive way to deliver an electronic catalog. Electronic catalogs do not currently lead customers through the product evaluation and selection phase, do not up-sell or cross-sell, only offer limited customized alternatives, and add no incremental value to the selling process. The Company believes that such electronic catalogs are not a replacement for a true sales professional who can identify the specific product configuration that best suits the customers' needs and requirements.


     The Company believes that its N-tiered architecture will, in the future, be able to provide organizations with the technology foundation to deliver a powerful new generation of selling applications over the Internet. For example, through a web page, buyers may have access to a virtual sales consultant, fully knowledgeable about the buyer's demographics, interests, and buying patterns. The Company believes that this virtual sales approach will allow organizations to dynamically target marketing programs, tailor solutions, and deliver customized products, goods and services worldwide, directly to customers based on their needs. The Company believes that this use of the Internet may fundamentally change the economics of selling by permitting organizations to reduce distribution and selling costs, while simultaneously increasing revenues, and growing new markets through disintermediation. See "Risk Factors -- Risk Associated with New Versions and New Products; Rapid Technological Change."

                                    (GRAPHIC)


 Siebel's N-tiered architecture is designed to allow organizations to flexibly deploy their Siebel applications to run on the Personal Computer, Client/Server,

                    and in the future, the Virtual Computer.

CUSTOMERS AND MARKETS


     Siebel has targeted large organizations operating globally and conducting business through multiple sales channels. The Company believes this market has been underserved by existing vendors and offers substantial opportunities to the Company. The following were customers of the Company as of May 31, 1996.



    FINANCIAL SERVICES
    -     Charles Schwab & Co., Inc.
    -     Frank Russell Company
    -     Montgomery Securities
    -     Texas Commerce Bank National
          Association
    SERVICE
    -     Andersen Consulting LLP
    SOFTWARE
    -     BMC Software, Inc.
    -     Informix Software, Inc.
    -     Pure Software, Inc.
    -     Software AG (Espana)
    TRANSPORTATION
    -     American President Companies Ltd.
    -     Viking Freight System, Inc.
    CONSUMER PACKAGED GOODS
    -     The Dial Corp
    -     The Quaker Oats Company
    MANUFACTURING
    -     Cisco Systems, Inc.
    -     Newbridge Networks, Inc.
    -     The Dow Chemical Company
    -     AMP Incorporated
    -     LSI Logic Corporation
    -     Hewlett-Packard Japan, Ltd.
    -     Digital Equipment Corporation
    -     Unisys Corporation


     The Siebel Sales Enterprise has been selected for use by a wide variety of industries as illustrated by the following customer examples:

     Financial Services

     In December 1995, a prominent retail brokerage firm selected Siebel Sales Enterprise as its principal sales solution to be used by more than 4,000 brokers. After detailed tests of multiple products in the areas of configurability, scalability, and functionality, the firm chose Siebel Sales Enterprise. The Siebel Sales Enterprise is designed to allow shared, up-to-date access to customer profiles and histories and to improve the organization's responsiveness to their nearly 3.5 million active customer accounts and prospects.

     Transportation


     A large transportation company was challenged with providing their sales representatives with the tools necessary to compete in a global marketplace. After conducting an extensive review of sales and marketing information systems, they selected Siebel Sales Enterprise. This implementation is being designed to integrate internal customer information and government trade data, to optimize work loads and to provide increased customer service. Utilizing Siebel's work flow capabilities, these sales representatives are expected to be able to balance multiple customer inquiries and increase their revenue generating capacity.


     Manufacturing

     A global technology provider has adopted Siebel Sales Enterprise for use in selling complex high-technology products and services. After a multi-year internal development effort and many millions of dollars in expense, they canceled their project and selected Siebel as their sales and marketing information solution. They have employed a multi-tiered distribution strategy and plan to use Siebel to manage many elements of the sales process. The customer intends to use Siebel to help consolidate formerly disparate customer databases and prospect lists. Operating over a worldwide WAN, telesales representatives are expected to be able to access sales history, product information, create quotations, take orders, share information and route leads to field representatives.

  MARKETING

     The Company's marketing efforts are directed at establishing a market leadership position for Siebel Systems. Targeted at sales, marketing and information technology executives within large, multi-national organizations, Siebel's marketing programs are focused on creating awareness and generating interest in the Siebel solution.


     Siebel Systems is an active participant in the Digital Consulting Inc.
(DCI) Field and Sales Automation and Internet EXPO, a leading international conference and trade show in the sales and marketing information systems marketplace. In 1996, the DCI Field and Sales Automation/Internet Conferences are being held in San Jose, Chicago, Toronto, Boston and Atlanta. These week-long conferences will feature Thomas M. Siebel, Chairman and Chief Executive Officer of the Company, delivering the plenary Keynote Address. In addition, Siebel Systems will demonstrate its products and showcase its partners' solutions.


     Thomas Siebel is a frequent speaker at many software industry events, including the Sales Automation Association and Insight Technology Group's Chief Sales Officer Conferences, as well as the Andersen Global Consulting Seminar. Mr. Siebel joined Bill Gates, Chairman of Microsoft, in the delivery of the Keynote Address at WindowsWorld 95 in Atlanta, showcasing the Siebel Sales Enterprise to an audience of more than 5,000.

     Supporting its worldwide direct and indirect sales channels, the Company's co-marketing efforts include conducting global Sales and Marketing Executive Briefings including the following:


    - Sales Automation Executive Briefings with Microsoft and Andersen Consulting
         Chicago          Los Angeles      New York         Irvine           Philadelphia
         Toronto          Detroit          Hartford         Houston          Boston
    - Mobile Computing for Sales Executives with Hewlett-Packard
         Tampa            St. Louis        Ft. Lauderdale   Atlanta
         Dallas           Minneapolis      New York         Houston
         Fullerton        Denver           Seattle          San Francisco
         Cincinnati       Van Nuys         Boston           Chicago
    - Increasing Revenue for Sales Executives with Informix
         Phoenix          Boston           Chicago          New York
         Denver           San Francisco    Irvine           Dallas
         Atlanta          Detroit          Minneapolis
    - The Impact of Sales and Marketing Information Systems in Japan with Itochu
         Tokyo            Osaka



     Thomas Siebel and Michael Malone, co-author of The Virtual Corporation, have written Virtual Selling, Going Beyond the Automated Sales Force to Achieve Total Sales Quality ("Virtual Selling"). Published by The Free Press, a division of Simon & Schuster, in February 1996, Virtual Selling describes the business benefits of applying information technology to the sales and marketing process.


     Siebel's marketing personnel engage in a variety of marketing activities, including managing and maintaining the Siebel web site, issuing newsletters, making direct mailings, placing advertisements, conducting public relations and establishing and maintaining close relationships with recognized industry analysts.

SALES

     Siebel sells its software primarily through its direct sales organization. As of April 30, 1996 the Company's direct sales force consisted of 18 sales professionals located in eight domestic offices

(Boston, New York, McLean, Atlanta, Chicago, Dallas, Los Angeles, and Menlo
Park) and two international offices (London and Tokyo). The field sales force is complemented by two telemarketing representatives situated in the Company's Menlo Park, California headquarters. Technical sales support is provided by 11 sales consultants co-located in the field offices. Sales in the Asia/Pacific market are leveraged through a co-exclusive distribution agreement with Itochu. The Company currently intends to add sales representatives and sales consultants in the United States, Germany, France, the United Kingdom, Spain, Japan, Australia and Singapore.

     The Company deploys sales teams consisting of both sales and technical professionals who work with strategic systems integration partners to create industry specific proposals, presentations and demonstrations which address the exact requirements of the customer. The decision makers within Siebel's prospective customers for the Siebel products are their executive management teams, frequently consisting of the Chief Information Officer, VP Sales, VP Marketing, the Chief Financial Officer and the Chief Executive Officer.

     The Company manages its business using Siebel Sales Enterprise, running on the Company's intranet. The Siebel product is used to manage all aspects of the sales process and to share information among members of the sales team and Siebel management.

     The Company believes that the deployment of an integrated sales and marketing information system offers a distinct competitive advantage, and that focusing corporate resources on revenue generating systems offers greater return than automation efforts focused on cost reduction in areas such as human resources and accounting. The Company believes its customers' understanding of this fact establishes the value of the Siebel Sales Enterprise and shortens the sales cycle.

     The Company's sales process consists of several phases: lead generation, initial contact, lead qualification, needs assessment, company overview, product demonstration, proposal generation and contract negotiations. In a number of instances the Company believes that its relationships with strategic partners, including systems integrators, has substantially shortened the Company's sales cycle. Partners have generated and qualified sales leads, made initial customer contacts and assessed needs prior to Siebel's introduction. Additionally, systems integration partners have assisted the Company in the creation of customized presentations and demonstrations which the Company believes enhance the competitive position. While the sales cycle varies substantially from customer to customer, for initial sales it has ranged to date from two to eighteen months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GLOBAL STRATEGIC ALIGNMENT

     An important element of the Company's sales and marketing strategy is to continue to enhance and expand its strategic partnerships with key industry leaders in order to increase market awareness and acceptance of Siebel Systems. The Company believes these relationships with industry leaders help to ensure that Siebel Systems delivers a comprehensive solution to its customers for their sales and marketing information system needs. The Company has established relationships with organizations in three general categories: systems integrators, development and distribution partners and educational services providers.

  System Integrators

     Andersen Consulting -- Strategic Business Alliance

     Siebel Systems and Andersen Consulting have formalized a strategic business alliance designed to maximize the growth and establish the market leadership position of both organizations in the sales and marketing information systems marketplace. Worldwide in scope, the parties' agreement includes cooperative specification and development of products and solutions, technology transfer and training, and joint marketing and sales programs. Under this agreement, Siebel promotes Andersen as its preferred systems integration partner, and Andersen promotes Siebel as its preferred software solution for sales and marketing information systems. In connection with the strategic alignment, Andersen Consulting has made an equity investment in Siebel Systems and George Shaheen, the Managing Partner of Andersen Consulting, serves on the Company's Board of Directors. See "Management" and "Principal and Selling Stockholders."

     Andersen Consulting provides Siebel-related professional services including sales force reengineering, change management, system integration, configuration, installation, project management and training. Andersen Consulting operates Siebel Configuration Centers in Menlo Park, London, and Tokyo. Siebel believes that this relationship provides Siebel and Siebel's customers immediate access to a highly trained global professional service organization to customize, integrate and deploy medium-and large-scale Siebel deployments. Andersen Consulting has provided system integration services in connection with a majority of the Company's customers to date. See "Risk Factors -- Reliance on Andersen Consulting and Other Relationships; Dependence on Other Relationships."

     Siebel Systems and Andersen Consulting conduct joint market development and promotional activities, including joint advertising, joint public relations, jointly developed brochures and market-specific product demonstrations, and collateral. The two companies jointly participate in industry events and conduct Executive Briefings both in worldwide seminar programs as well as in DCI Field and Sales Automation tradeshows. Siebel and Andersen Consulting have created a global joint selling model targeted at specific vertical markets and major accounts.

     Other Systems Integrators

     The relationship between Siebel Systems and Andersen Consulting is non-exclusive. As requested by its customers, Siebel Systems frequently collaborates with other systems integrators, including KPMG Peat Marwick LLP and Deloitte & Touche LLP to provide Siebel-related professional services.

  Technology and Distribution Partners

     Itochu Techno-Science Corporation -- Strategic Business Alliance


     Siebel and Itochu Techno-Science Corporation have entered into a strategic alliance agreement under which the two companies have agreed to jointly develop, promote, market, sell and support the Company's products in Japan. The companies are working together to localize the Siebel products for the Japanese market and jointly promote and support these products in Japan. In connection with the alliance, Itochu Techno-Science Corporation and related entities made an equity investment in the Company. See "Principal and Selling Stockholders." Itochu Techno-Science Corporation is a large technology provider to the Japanese market, representing many leading companies including Sun Microsystems, Inc., Compaq Computer Corporation and Sybase, Inc. Itochu Techno-Science Corporation is a subsidiary of Itochu Corporation, which is one of the largest companies in the world with revenues in excess of $140 billion per annum.


     Under the agreement, Itochu Techno-Science Corporation has agreed to prepare Japanese localized versions of the Company's products, including the software, on-line help and training materials. Acting as the co-exclusive distributor of the Siebel products in Japan, Itochu Techno-Science Corporation promotes and markets the Siebel software to Japanese end-user organizations. A dedicated, full-time marketing team within Itochu Techno-Science Corporation coordinates the marketing, promotion and distribution efforts for the Siebel products. This marketing team promotes the Siebel products through marketing programs including seminars, trade shows and conferences. In addition, Itochu Techno-Science Corporation produces Japanese versions of Siebel sales tools and collateral.

     Itochu Techno-Science Corporation provides the installation, training, technical support and maintenance to Siebel end-users. To promote customer satisfaction in the Japanese market, Itochu provides technical support and administers maintenance and software upgrade programs.

  Other Strategic Relationships

     Microsoft Corporation

     The Company and Microsoft have a strategic technology and marketing relationship. As a member of the Microsoft Developer Network and Microsoft Solution Provider programs, the Company receives frequent briefings on Microsoft's strategic and technical product direction, as well as early access to new software releases.

     The Company uses Microsoft development tools extensively, including Microsoft Visual C++, MFC, and OLE 2. The Siebel applications run under Windows for Workgroups in 16-bit, and Windows 95 and Windows NT in a native 32-bit environment. Microsoft has promoted Siebel's extensive use of its technology in a Siebel Systems Solutions Datasheet, a Siebel Systems focus brochure, and has featured the Siebel Sales Enterprise in multiple Microsoft product launches.

     Siebel and Microsoft have collaborated in numerous joint marketing programs targeted at Microsoft's key customers and prospects. The two companies have conducted a nationwide series of Executive Sales Information Systems Briefings and jointly participated with each other in trade shows and industry events.

     Thomas Siebel joined Bill Gates, Chairman of Microsoft, in the delivery of the keynote address at WindowsWorld 95 in Atlanta to more than 5,000 conference attendees, and demonstrated Siebel Sales Enterprise as a Windows 95-compliant client/server application that takes advantage of the Microsoft application development and enterprise software.

     Adobe Systems, Inc.

     Siebel Systems and Adobe have a joint technology and marketing relationship. The Siebel Sales Enterprise utilizes Adobe Acrobat technology which is designed to allow sales people to more quickly access sales information and enable sales professionals to have immediate, on-line access to all of their sales tools including annual reports, brochures, customer stories and presentations.

     The companies have jointly promoted the integrated solution through a number of joint marketing programs, including collaboration in product announcements, tradeshows and joint sales collateral.


     In connection with the strategic relationship, Adobe Ventures L.P., a venture partnership associated with Adobe, has made an equity investment in the Company. See "Principal and Selling Stockholders."


     Mobile and Hand-Held Computer Providers

     Siebel Systems has relationships with Norand and Telxon Corporation, leading providers of mobile hand-held devices used by field sales personnel. Telxon and Norand's line of hand-held information workstations integrate point-and-touch pen-based computing devices with barcode data capture and wireless communications. Siebel's products will run on these hand-held devices for use in industries such as consumer packaged goods where hand-held devices enable sales representatives to implement more effective in-store promotions.

     Siebel collaborates with Norand and Telxon in numerous marketing activities, including joint trade shows and industry events, joint participation in user groups, and targeted joint customer calls.

     Educational Service Provider -- Wilson Learning Corporation

     Siebel Systems has a relationship with Wilson Learning Corporation, a worldwide sales training company. As part of the relationship, Wilson Learning has agreed to develop and deliver a wide range of end-user training courses for Siebel end-users. Wilson Learning will offer instructor-led classroom training and self-paced computer-based training modules. As a part of the Siebel implementation project team, Wilson Learning's professional course developers and sales training experts will design training that reflects the customer's unique Siebel configuration and specific business processes.

     This strategic relationship is designed to address end-user training, the last critical step that an organization must take to successfully deploy its Siebel-based sales and marketing information system.

CUSTOMER SUPPORT AND TRAINING

     The Company has implemented a multi-tiered strategy designed to provide comprehensive customer support programs to ensure successful implementation and customer satisfaction. This multi-tiered approach includes on-line support via the Internet, toll-free telephone technical support and direct support from a customer satisfaction team.

     Through on-line support, a suite of Internet-based User Groups for specific topics is available to Siebel customers. Internet support also includes a knowledge repository to address customers' questions. The Company's Internet service programs provide links to selective Siebel product documentation, technical notes and frequently asked questions (FAQs). Customers can directly check the status of their technical support requests over the Internet. Separately, a toll-free 800 phone number provides customers with direct access to technical service professionals.

     Another facet of Siebel's customer support is provided by the customer satisfaction team. Each Siebel customer is assigned a team which consists of a sales representative, a technical account manager and an executive sponsor. The goal of this team is to ensure the success and satisfaction of the customer by facilitating open communications to quickly identify, analyze and solve problems. Through a combination of regularly scheduled conference calls, on-site visits, and project team planning meetings, Siebel personnel participate in every phase of the customer implementation from planning to project management to system test and organizational design. Customer satisfaction is tracked on an account-by-account basis and reported weekly to the Company's executive management. Customer satisfaction is also audited periodically by an independent, objective third-party organization.

     The Company and Wilson Learning offer a wide range of training courses in the configuration, administration and use of the Siebel products. Training is available at the Company's Learning Center or at the customer site. Andersen Consulting also offers training services in connection with implementation of Siebel Sales Enterprise.

DEVELOPMENT METHODOLOGY

     The Company's success is dependent in part upon its ability to continually release robust, reliable products with functionality that meets customers' needs in a timely manner. To achieve this goal, the Company's software engineering organization utilizes a number of advanced, proven methodologies in the development of its products. The Company believes that it has developed a robust product specification, development and quality assurance process which facilitates the delivery of high quality, high performance production software that has been demonstrated to meet both the product specification and the customer expectations. The Company intends to continue to invest in development to respond to customer requirements, extend its current product functionality, and introduce new products.

     Release Content Definition

     Each product development cycle begins with a formal process of determining the feature content of the upcoming release after extensive consultation with customers and analysis of industry trends. The product marketing group produces for the engineering group formal Marketing Requirements Documents and Feature Specifications. All engineering development requires input from the product marketing group. During the development process, the product marketing group continues to test its decisions by reviewing early prototypes with customers and third-party human factors experts, modifying specifications as appropriate.

     Formalized Data Modeling

     Recognizing the importance of building a sound data representation foundation, the Company employs a formalized data modeling process which consists of a dedicated group using data modeling CASE tools. The data modeling process begins as soon as input is received from Product Marketing, before code development begins, as the Company believes that the data modeling process is a critical, central part of the development process.

     Project Planning

     After receiving input from the product marketing, the Company's development methodology requires clear assignment and ownership of each development task, an analysis of each task, a breakdown of each task into manageable subtasks, entry of all tasks into centralized project tracking software and continual monitoring of development progress against plan with load balancing as necessary.

     Development Tools

     The Company utilizes advanced object-oriented development tools and technologies in the development of its products, including Microsoft Visual C++ (to create 16-bit and native 32-bit Windows client software), Microsoft App Studio, Microsoft Foundation Classes, Microsoft OLE 2 automation, Microsoft Project, Pure Software Purify, Nu-Mega Bounds Checker, and Oracle Designer 2000 CASE tools.

     Coding Standards

     In order to ensure maintainability and readability of source code, all Siebel engineers follow formal, written coding standards that cover coding style issues such as naming conventions, indentation, common utilization of standard utility functions and consistent use of operating system calls. In order to minimize the effort involved in localizing the product to other languages, formal, written coding standards are followed to help ensure that the base product is built in a language-neutral way. This language-neutral approach has been adopted so that as the product is localized (translated) into other languages, the effort can be focused on the translation itself, rather that the difficult and time consuming process of finding and correcting code constructs which assume an English user interface. This approach aids in issues such as alternate character sets, double-byte character encoding, sort order, multiple currency support, and date/number formatting.

     Source Code Control

     Source code for every release (as well as for development in progress) is formally checked into a central source code control system (Microsoft Source
Safe), which is regularly backed up. This system is designed to help ensure that code is not lost, avoid confusion over identifying the latest version of a software module, and help ensure that only one engineer is editing a piece of code at any given time. All releases of software to customers are made through a formal, repeatable build process on dedicated central machines.

     Code Ownership

     The Company employs a code "ownership" policy to ensure that every piece of code in a product is assigned to a specific engineer. The Company believes this contributes to efficient task distribution as well as to ensuring that all code is reviewed and integrated.

     Quality Assurance

     The Quality Assurance department creates test plans for each of the product features. These test plans, driven directly from the same Marketing Requirements Documents used by Engineering to develop features, drive the testing efforts of the Quality Assurance department. The test plans are designed to ensure a repeatable, understandable and measurable method of testing the software. Also included in the test suites are a number of methods to measure the performance and scalability of the product. The Company has developed a set of Key Performance Indicators (KPI's) which it believes are a collection of representative user activities whose performance is key to ensuring customer satisfaction. The quality assurance tests include timing each of these KPI's for compliance with stated performance goals. These KPI's are generally run simulating a single user on a small database as well as simulating multiple, simultaneous users on a large database. A number of technologies are employed to execute the test plans, including automated testing software, system load simulation tools, and performance monitoring software.

     Error Tracking

     The Company maintains a central tracking system into which software errors are entered and tracked. The system allows the status of such errors to be maintained as they are routed through the organization to their eventual resolution. Management reports can be generated on demand that indicate the rate of error discovery, the rate of error correction, the areas of instability in the product and the engineering work load. Enhancement requests, user misunderstandings and customer requests are also entered into this system as well.


     As of March 31, 1996, there were 27 employees on the Company's product development staff. The Company's product development expenditures in 1994, 1995 and the first quarter of 1996 were $868,000, $2.8 million and $1.0 million, respectively. The Company expects that it will continue to commit substantial resources to product development in the future.


INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under patent, trade secret, and copyright laws, which afford only limited protection. The Company currently has two patent applications pending in the United States. There can be no assurance that any patents issued to the Company will not subsequently be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around any patents owned by the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology. The Company has entered into agreements with substantially all of its customers which require the Company to place Siebel Sales Enterprise source code into escrow. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. Entering into such agreements may increase the likelihood of misappropriation by third parties.



     The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Furthermore, there can be no assurance that former employers of the Company's present and future employees will not assert claims that such employees have improperly disclosed confidential or proprietary information to the Company. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to pay money damages or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially and adversely affected.



     The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in Siebel Sales Enterprise to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which could materially and adversely affect the Company's business, operating results and financial condition.


COMPETITION

     The market for the Company's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for sales and marketing information systems, and the Company faces competition from customers' internal development efforts, custom system integration products, as well as other application software providers that offer a variety of products and services designed to address this market. The Company believes that the market for global sales and marketing information systems has historically not been well served by the application software industry. The Company believes that most customer deployments have been the result of large internal development projects, custom solutions from systems integrators or the application of personal and departmental productivity tools to the global enterprise.

     Internal Development

     The Company's major competition continues to come from its customers' and potential customers' internal development efforts. Internal Information Technology departments have staffed projects to build their own systems utilizing a variety of tools. Many of these projects can fail as software development, support and maintenance are not core competencies of these organizations. The competitive factors in this area require that the Company produce a product that conforms to the customer's information technology standards, scales to meet the needs of large enterprises, operates globally and costs less than the result of an internal development effort.

     Custom System Integration Projects

     A second source of competition results from systems integrators engaged to build a custom development application. While many of these projects also fail, the introduction of a systems integrator increases the likelihood of success for the customer. However, this approach is expensive and typically results in a product that will not be supported, maintained and enhanced by a focused software development company. Maintenance and support for the custom code can become burdensome in future years, with enhancements and modifications being cost-prohibitive. The competitive factors in this area require that the Company demonstrate to the customer the cost savings and advantages of a configurable, upgradeable and commercially-supported product developed by a dedicated professional software organization.

     The Company relies on Andersen Consulting and other systems consulting and systems integration firms for implementation and other customer support services, as well as recommendations of its products during the evaluation stage of the purchase process. Although the Company seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with the Company's competitors. If the Company is unable to develop and retain effective, long-term relationships with Andersen Consulting or other such third parties, the Company's competitive position would be materially and adversely effected. Further, there can be no assurance that these third parties, many of which have significantly greater resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products.

     Other Competitors


     A large number of personal, departmental and other products exist in the sales automation market. Companies (Products) such as Symantec (ACT!), Brock International (Brock Activity Manager), Early Cloud & Co. (CallFlow), IMA
(EDGE), Marketrieve Company (Marketrieve PLUS), Oracle Corporation (Oracle Sales Manager), SaleSoft (PROCEED), SalesBook Systems (SalesBook), SalesKit Software Corporation (SalesKit), Aurum (SalesTrak), Sales Technologies (SNAP for Windows) and Saratoga Systems (SPS for Windows) are among the many firms in this market segment. Many of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than the Company. In addition, many competitors have well-established relationships with current and potential customers of the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale or their products, than can the Company. The Company believes it competes favorably in this marketplace based on the following competitive advantages: breadth and depth of functionality, configurable business objects, Internet and intranet enablement, strategic alignments with industry leaders, support for the global enterprise, scalability allowing support for large user communities and a modern and enduring product architecture.


     It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of consolidation in the software industry. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition. See "Risk Factors -- Competition."

EMPLOYEES

     As of April 30, 1996, the Company had a total of 103 employees, of which 98 were based in the United States, 4 in the United Kingdom and 1 in Japan. Of the total, 41 were engaged in sales and marketing, 27 were in product development, 21 were in customer support and 14 were in finance, administration and operations. The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, particularly Thomas M. Siebel, the Company's Chairman and Chief Executive Officer, none of whom is bound by an employment agreement. The loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and managerial personnel in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk
Factors -- Management of Growth; Dependence upon Key Personnel."

FACILITIES


     The Company's principal administrative, sales, marketing, support and research and development facilities are located in two sites of approximately 7,200 square feet and 12,000 square feet of space in Menlo Park, California. The leases on these office spaces expire in July 1997 and December 1996, respectively. The Company currently leases other domestic sales and support offices in Georgia, Illinois, New York, Texas, and Virginia. The Company also maintains international offices in the United Kingdom and Japan. The Company is currently examining its alternatives with respect to additional facilities as may be necessary for future growth.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their ages as of April 30, 1996 are as follows:


              NAME                 AGE                           POSITION
- ---------------------------------  ---    -------------------------------------------------------
Thomas M. Siebel.................  43     Chairman, Chief Executive Officer and President
Patricia A. House................  42     Executive Vice President and Chief Operating Officer
Justin R. Dooley.................  32     Vice President Finance and Administration
Ronald M. McElhaney, Ph.D. ......  53     Vice President and Chief Technical Officer
Kevin A. Johnson.................  40     Vice President Legal Affairs
Craig D. Ramsey..................  49     Senior Vice President Worldwide Operations
William B. Edwards...............  41     Vice President Engineering
Bruce A. Cleveland...............  37     Vice President Marketing
Pehong Chen, Ph.D. ..............  38     Director
James C. Gaither(1)..............  58     Director
Eric E. Schmidt, Ph.D. ..........  41     Director
Charles R. Schwab(1).............  58     Director
George T. Shaheen(2).............  51     Director
A. Michael Spence, Ph.D.(2)......  52     Director


- ---------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.


     THOMAS M. SIEBEL has served as Chairman, Chief Executive Officer, and President of the Company since its inception in July 1993. From July 1991 until December 1992, he served as Chief Executive Officer of Gain Technology, a multimedia software company which merged with Sybase in December 1992. Mr. Siebel served as President and Chief Operating Officer of Gain Technology from May 1991 to July 1991. From January 1984 until September 1990, Mr. Siebel worked at Oracle Corporation where he held a number of executive management positions including Vice President Product Line Marketing, Group Vice President Industry Marketing, Group Vice President and General Manager Direct Marketing Division, and most recently Group Vice President Oracle USA. Mr. Siebel is a graduate of the University of Illinois at Urbana-Champaign from which he holds a B.A. in History, an M.B.A. and an M.S. in Computer Science.



     PATRICIA A. HOUSE has been with the Company since its inception in July 1993. From February 1996 to the present, she has served as the Company's Executive Vice President and Chief Operating Officer, and from July 1993 to February 1996, she served as Senior Vice President of Marketing. From September 1989 to June 1993, Ms. House served in various senior management positions including Executive Vice President of Frame Technology Corporation, a document authoring software company. Ms. House received a B.A. in Education from Western Michigan University.



     JUSTIN R. DOOLEY has served as the Company's Vice President Finance and Administration since March 1996. From October 1995 to March 1996, Mr. Dooley served as Vice President Quality Programs at Siebel Systems. From May 1993 to September 1995, Mr. Dooley served as Vice President and General Manager of the Hayward Division of Davis Wire Corporation. From October 1989 to August 1991, he served as Operating Department Manager, Tin Coating and Manager of the Acid Regeneration Unit for USS/POSCO, a joint venture between US Steel and Pohang Iron and Steel. Mr. Dooley received a B.S. in Chemical Engineering from the University of Illinois of Urbana-Champaign and an M.B.A. from the Graduate School of Business at Stanford University.

     RONALD M. MCELHANEY, PH.D. has served as the Company's Vice President and Chief Technical Officer since February 1996. From July 1995 to November 1995, Dr. McElhaney served as Vice President/General Manager of the Multimedia Business Unit for Asymetrix Corporation, a multimedia software company. From July 1993 to September 1994, Dr. McElhaney was Vice President/General Manager for the Advanced Products Group for Computervision Corporation, a CAD/CAM/CAE software company. Dr. McElhaney served from February 1990 to July 1992 as Vice President Core Technology at PRIME Computer. From September 1988 to September 1989 Dr. McElhaney served as Vice President, Engineering at Autodesk, a multimedia and design software development company. Dr. McElhaney received a B.S. in Physics from San Jose State University and a Ph.D. in Theoretical Physics from the University of Hawaii.



     KEVIN A. JOHNSON has served as the Company's Vice President Legal Affairs since November 1995. From August 1993 to October 1995, Mr. Johnson served as Assistant General Counsel to Gupta Corporation, a client/server software company. From March 1989 to July 1993, Mr. Johnson served as Vice President, Corporate Affairs, General Counsel and Assistant Secretary of NETG, a multimedia training company. Mr. Johnson received a B.S. in Business Management from the University of California at Davis and a J.D. from Santa Clara Law School.



     CRAIG D. RAMSEY has served as the Company's Senior Vice President Worldwide Operations since March 1996. From March 1994 to March 1996, Mr. Ramsey served as Senior Vice President of Worldwide Sales, Marketing and Support for nCUBE, a leader in distribution of digitized media. From February 1986 to March 1994, Mr. Ramsey was employed by Oracle Corporation and held a variety of executive positions, including Vice President of U.S. Commercial Sales and Vice President of OEM Strategic Accounts. Mr. Ramsey received a B.A. in Economics from Denison University.



     WILLIAM B. EDWARDS has served as the Company's Vice President Engineering since March 1994. From June 1993 to March 1994, Mr. Edwards served as Director of Graphical Authoring Systems at Macromedia, Inc., a multimedia software development company. From July 1989 to June 1993, Mr. Edwards served as Senior Vice President, Engineering, Research and Development of Frame Technology, a document authoring software company. Mr. Edwards received a B.S. in Computer Science from Louisiana State University, and an M.S. in Computer Science from Rutgers University.



     BRUCE A. CLEVELAND has served as the Company's Vice President Marketing since May 1996. From January 1992 to April 1996, Mr. Cleveland served as a Senior Director in the Object Technologies Business Unit at Apple Computer, a computer company. From April 1990 to January 1992, Mr. Cleveland served as a Vice President of Siren Software Corporation, a systems software company. From August 1985 through April 1989, Mr. Cleveland was Senior Director, Unix Product Line Division at Oracle Corporation, a relational database company. Mr. Cleveland received a B.S. in Business Administration from California State University at Sacramento.



     PEHONG CHEN, PH.D. has served as a Director of the Company since February 1994. From May 1993 to the present, Dr. Chen has served as President, Chairman and Chief Executive Officer of BroadVision, Inc., an electronic commerce software developer. From October 1992 to May 1993, Dr. Chen served as Vice President of Multimedia Technology at Sybase, Inc., a software company. From June 1989 to September 1992, he served as President of Gain Technology, a multimedia software company. Dr. Chen received a B.S. from National Taiwan University, an M.S. from Indiana University and a Ph.D. from the University of California at Berkeley, all in Computer Science.


     JAMES C. GAITHER has served as a Director of the Company since February 1994. From 1971 to the present, Mr. Gaither has been a Partner of the law firm of Cooley Godward Castro Huddleson & Tatum and was the managing partner of the firm from 1984 to 1990. Prior to beginning his law practice with the firm, he served in a variety of positions, including law clerk to The Honorable Earl Warren, Chief Justice of the United States; Special Assistant to the Assistant Attorney General in the U.S. Department of Justice; and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is the former president of the Board of Trustees at Stanford University and is a member of the Board of Trustees of the Carnegie Endowment for International Peace, RAND, The William and Flora Hewlett

Foundation and The James Irvine Foundation. Mr. Gaither is currently a Director of Amylin Pharmaceuticals, Inc., Basic American, Inc. and Levi Strauss & Company. Mr. Gaither received a B.A. in Economics from Princeton University, and a J.D. from Stanford University.


     ERIC E. SCHMIDT, PH.D. has served as a Director of the Company since May 1996. From 1994 to the present, Dr. Schmidt has been the Chief Technical Officer of Sun Microsystems, Inc., a producer of workstations, servers, and computer software. From 1983 to 1994, Dr. Schmidt held various other positions at Sun Microsystems, Inc., including President, Sun Technology Enterprises; Vice President, General Systems Group; and Vice President and General Manager, Software Products division. Dr. Schmidt is currently a Director of Geoworks, a developer of application software for consumer computing devices. Dr. Schmidt received a B.S. in Electrical Engineering from Princeton University, an M.S. in Electrical Engineering and a Ph.D. in Computer Science from the University of California at Berkeley.


     CHARLES R. SCHWAB has served as a Director of the Company since October 1994. From 1987 to the present, he has been the Chairman and Chief Executive Officer of The Charles Schwab Corporation, a discount brokerage firm founded in 1971 by Mr. Schwab. Mr. Schwab also serves as a director of The Gap, Inc., Transamerica Corporation and AirTouch Communications. Mr. Schwab is a member of the Board of Trustees of Stanford University and a member of the Board of Directors of the National Park Foundation. Mr. Schwab received a B.A. in Economics from Stanford University, and an M.B.A. from the Graduate School of Business at Stanford University.

     GEORGE T. SHAHEEN has served as a Director of the Company since October 1995. From 1989 to the present, Mr. Shaheen has been the Managing Partner of Andersen Consulting. Mr. Shaheen has been a partner at Andersen Consulting since 1977 and he held various other positions at Andersen Consulting from 1967 to 1977. Mr. Shaheen is on the Board of Trustees at Bradley University and is a member of the Board of Advisors for the Northwestern University J.L. Kellogg Graduate School of Business. Mr. Shaheen received a B.S. in Marketing and an M.B.A. from Bradley University.

     A. MICHAEL SPENCE, PH.D. has served as a Director of the Company since October 1995. From 1990 to the present, Dr. Spence has served as Dean of the Graduate School of Business at Stanford University. From 1984 to 1990, Dr. Spence served as Dean of Faculty of Arts and Sciences at Harvard University. Dr. Spence also serves as a director of BankAmerica Corporation, General Mills, Inc., Nike, Inc., Sun Microsystems, Inc. and Verifone, Inc. Dr. Spence received a B.A. in Philosophy from Princeton University, a B.A. and an M.A. in Mathematics from Oxford University, and a Ph.D. in Economics from Harvard University.

     The Company currently has authorized seven directors. In May 1996, the Board of Directors approved, subject to stockholder approval, the Company's Certificate of Incorporation in connection with the Company's reincorporation in Delaware. The Certificate of Incorporation provides, among other things, for a classified Board of Directors. In accordance with the terms of such Certificate of Incorporation the terms of office of the Board of Directors will be divided into three classes: Class I will expire at the annual meeting of stockholders to be held in 1997; Class II will expire at the annual meeting of stockholders to be held in 1998; and Class III will expire at the annual meeting of stockholders to be held in 1999. At each annual meeting of stockholders beginning with the 1997 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified.

COMMITTEES

     The Audit Committee consists of A. Michael Spence, Ph.D. and George T. Shaheen. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

     The Compensation Committee consists of James C. Gaither and Charles R. Schwab. The Compensation Committee makes recommendations regarding the Company's Equity Incentive Plan and the Purchase Plan and makes decisions concerning salaries and incentive compensation for employees and consultants of the Company.

DIRECTORS' COMPENSATION


     The Company's directors do not currently receive any cash compensation for service on the Board or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. In May 1996, Dr. Schmidt received an option to purchase 110,000 shares of the Company's Common Stock at an exercise price per share of $11.50; in April 1996, Drs. Chen and Spence and Messrs. Gaither, Shaheen and Schwab each received an option to purchase 22,000 shares of the Company's Common Stock at an exercise price per share of $6.50; in April 1996, Mr. Siebel received an option to purchase 1,000,000 shares of the Company's Common Stock at an exercise price per share of $5.50; in February 1996, Mr. Shaheen received an option to purchase 88,000 shares of the Company's Common Stock at an exercise price per share of $1.75; in October 1995, Dr. Spence received an option to purchase 88,000 shares of the Company's Common Stock at an exercise price per share of $0.50; and, in January 1995, Mr. Schwab received an option to purchase 90,000 shares of the Company's Common Stock at an exercise price per share of $.05 per share. Each such grant was made pursuant to the Equity Incentive Plan.


EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") whose salary and bonus for the fiscal year ended December 31, 1995 were in excess of $100,000 for services rendered in all capacities to the Company for that fiscal year:

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                   ---------------------
                                                  ANNUAL                  AWARDS
                                               COMPENSATION        ---------------------
                                            ------------------     SECURITIES UNDERLYING         ALL OTHER
       NAME AND PRINCIPAL POSITION          SALARY($)   BONUS($)          OPTIONS            COMPENSATION($)(1)
- ------------------------------------------  -------     ------     ---------------------     ------------------
Thomas M. Siebel..........................  180,000     50,000                 --                      --
  Chairman and Chief Executive Officer
Patricia A. House.........................  120,000     30,000                 --                      --
  Executive Vice President and Chief
    Operating Officer
William B. Edwards........................  100,833     20,000                 --                      --
  Vice President Engineering
Daniel A. Turano(2).......................   39,000         --            180,000                  71,196
  Vice President Worldwide Sales


- ---------------


(1) Includes commissions in the amount of $71,196 accrued in fiscal 1995 but paid in fiscal 1996.



(2) In March 1996, Craig Ramsey joined the Company as Senior Vice President Worldwide Operations. Since March 1996, Mr. Turano has served as Vice President Eastern Americas.

EQUITY INCENTIVE PLANS


     1996 Equity Incentive Plan. The Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan") is an amendment and restatement of the Company's 1994 Stock Option Plan and 1996 Supplemental Stock Option Plan. The Company has reserved a total of 6,000,000 shares of Common Stock for issuance under the Equity Incentive Plan. The Equity Incentive Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee directors), directors and consultants of the Company. The Equity Incentive Plan is presently administered by the Board of Directors, which determines recipients and types of awards to be granted and the terms of such grants, including the exercise price, number of shares subject to the award and the exercisability thereof.



     The term of a stock option granted under the Equity Incentive Plan generally may not exceed 10 years (5 years in the case of an incentive stock option granted to a holder of more than 10% of the Company's capital stock). The exercise price of options granted under the Equity Incentive Plan is determined by the Board of Directors, but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of holders of more than 10% of the Company's voting stock, not less than 110% of the fair market value of the Common Stock on the date of grant. Options granted under the Equity Incentive Plan to new employees and consultants generally vest at the rate of 20% of the shares subject to option on the first annual anniversary of the date of hire and 5% of such shares at the end of each quarter thereafter. No option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) generally may exercise options in the three month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as may be determined by the Board of Directors.


     Shares subject to options which have lapsed or terminated may again be subject to options granted under the Equity Incentive Plan. Furthermore, the Board of Directors may offer to exchange new options for existing options, with the shares subject to the existing options again becoming available for grant under the Equity Incentive Plan. In the event of a decline in the value of the Company's Common Stock, the Board of Directors has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower price options. Upon any merger or consolidation in which the Company is not the surviving corporation, all outstanding awards under the Equity Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to the merger or consolidation.

     Restricted stock purchase awards granted under the Equity Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a service vesting schedule determined by the Board. The purchase price of such awards will be at least 85% of the fair market value of the Common Stock on the date of grant. Stock bonuses may be awarded in consideration for past services without a purchase payment. Stock appreciation rights authorized for issuance under the Incentive Plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights.

     As of April 30, 1996, 706,210 shares of Common Stock have been issued upon the exercise of options granted under the Equity Incentive Plan, options to purchase 3,780,950 shares of Common Stock at a weighted average exercise price of $3.37 per share were outstanding and 1,512,840 shares remained available for future option grants. The Equity Incentive Plan will terminate in May 2006, unless terminated sooner by the Board of Directors. See Notes 4 and 7 of Notes to Financial Statements.

     Employee Stock Purchase Plan. In May 1996, the Board adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 350,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering may be no more than 27 months.



     Employees are eligible to participate if they are employed by the Company, or an affiliate of the Company designated by the Board of Directors, for at least 20 hours per week and are employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company.


     In the event of a merger, reorganization, consolidation or liquidation to involving the Company in which the Company is not a surviving corporation, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Purchase Plan will terminate at the Board's direction. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock. See Note 7 of Notes to Financial Statements.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1995 to each of the Named Executive Officers:


                                                                                        POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                                VALUE AT ASSUMED
                     ----------------------------------------------------------            ANNUAL RATES OF
                                 PERCENTAGE                                                  STOCK PRICE
                     NUMBER OF    OF TOTAL                                                APPRECIATION FOR
                     SECURITIES    OPTIONS                                                   OPTION TERM
                     UNDERLYING  GRANTED IN   EXERCISE    MARKET                               ($)(5)
                      OPTIONS      FISCAL       PRICE      PRICE     EXPIRATION   ---------------------------------
       NAME(1)       GRANTED(2)    1995(3)     ($/SH)    ($/SH)(4)      DATE         0%          5%          10%
- -------------------------------  -----------  ---------  ---------   ----------   ---------   ---------   ---------
Thomas M. Siebel.....        --        --          --                    --              --          --          --
Patricia A. House....        --        --          --                    --              --          --          --
William B. Edwards...        --        --          --                    --              --          --          --
Daniel A. Turano.....   180,000      13.5%       0.50      14.00     10/02/2005   2,430,000   4,015,000   6,446,000


- ---------------
(1) Since the end of fiscal 1995, the Company has granted options to Ms. House and Messrs. Siebel and Edwards. The grants were for the following number shares and at the following exercise prices: Ms. House received options to purchase an aggregate of 100,000 shares at an exercise price of $2.90 per share in March 1996 and 100,000 shares at an exercise price of $5.50 in April 1996, Mr. Siebel received an option to purchase 1,000,000 shares at an exercise price of $5.50 per share in April 1996 and Mr. Edwards received an option to purchase 50,000 shares at an exercise price of $5.50 per share in April 1996.


(2) Options generally become exercisable at a rate of 20% on the first anniversary of the vesting commencement date and 5% each quarter thereafter and have a term of 10 years. Options may be exercised prior to vesting, subject to the Company's right to repurchase in the event service is terminated.

(3) Based on an aggregate of 1,331,885 shares subject to options granted to employees of the Company in the fiscal year ended December 31, 1995, including the Named Executive Officers.


(4) Based on an assumed initial public offering price of $14.00 per share.

(5) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 0%, 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value is calculated by assuming that the assumed initial public offering price of $14.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

AGGREGATED OPTIONS EXERCISED IN 1995 AND YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 1995 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1995:


                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                             SHARES                               OPTIONS AT                IN-THE-MONEY OPTIONS AT
                            ACQUIRED                         DECEMBER 31, 1995(#)           DECEMBER 31, 1995($)(2)
                               ON           VALUE       ------------------------------    ---------------------------
          NAME             EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE(1)    EXERCISABLE   UNEXERCISABLE
- -------------------------  -----------   -----------    -----------   ----------------    -----------   -------------
Daniel A. Turano.........      --            --           180,000             0            2,430,000          0


- ---------------

(1) Options are immediately exercisable; however, the shares purchasable under such options are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares.

(2) Based on the difference between an assumed initial public offering price of $14.00 per share and the exercise price.

401(K) PLAN

     In October 1995, the Board adopted an employee savings and retirement plan (the "401(k) Plan") covering certain of the Company's employees who have at least one month of service with the Company and have attained the age of 21. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 20% of such compensation or the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. Employees become 20% vested in these Company contributions after one year of service, and increase their vested percentages by an additional 20% for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options. The Company made no contributions to the 401(k) Plan in 1995, or in the first quarter of fiscal 1996. The Company does not presently expect to make any contributions to the 401(k) Plan during fiscal 1996.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers.

     In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

     In September 1993, Siebel Systems, L.P., a California limited partnership (the "Partnership") was formed and Siebel Systems, Inc., a California corporation, and the predecessor of the Company, became the general partner of the Partnership. In January 1995, all limited partners of the Partnership voluntarily exchanged their limited partnership units for an aggregate of 8,080,683 shares of Common Stock and 2,344,500 shares of Series A Preferred Stock (the "Series A Stock") of the Company. In connection with the exchange, the Company issued (i) 6,250,000 shares of Common Stock and 280,000 shares of Series A Stock to Thomas M. Siebel, an officer, director and principal stockholder of the Company, (ii) 600,000 shares of Common Stock to Patricia A. House, an officer of the Company, (iii) 295,000 shares of Common Stock to William B. Edwards, an officer of the Company, (iv) 50,000 shares of Common Stock and 740,000 shares of Series A Stock to Pehong Chen, a director and principal stockholder of the Company, (v) 88,000 shares of Common Stock to James
C. Gaither, a director of the Company and (vi) 310,000 shares of Series A Stock to Charles R. Schwab, a director of the Company.


     In March and July 1995, the Company issued 1,900,000 shares of Series B Preferred Stock (the "Series B Stock") for an aggregate consideration $4,560,000. In connection with such financing, the Company issued 1,250,000 shares of Series B Stock to Andersen Consulting LLP, a principal stockholder of the Company. In April 1996, the Company issued 90,000 shares of Series D Preferred Stock (the "Series D Stock") for an aggregate consideration of $900,000. In connection with such financing, the Company issued 50,000 shares of Series D Stock to Andersen Consulting LLP, 20,000 shares of Series D Stock to Charles R. Schwab and 20,000 shares of Series D Stock to Pehong Chen. The Company and Andersen Consulting LLP have entered into a Master Alliance Agreement, dated March 17, 1995, and a Software License and Services Agreement, dated January 1, 1995. See "Business -- Global Strategic Alignment." George T. Shaheen, the Managing Partner of Andersen Consulting, is a director of the Company.


     In September 1995, the Company and Thomas M. Siebel entered into an assignment agreement pursuant to which Mr. Siebel assigned certain rights and the Company assumed certain obligations under a publishing agreement between Mr. Siebel, Michael S. Malone and Simon & Schuster, Inc., dated December 13, 1994, relating to the publication of the book entitled Virtual Selling, Going Beyond the Automated Sales Force to Achieve Total Sales Quality.

     In May 1996, Craig D. Ramsey, an officer of the Company, exercised an option to purchase 160,000 shares of Common Stock and paid the exercise price by issuing a promissory note to the Company in the amount of $464,000. The note is secured by the shares of Common Stock issued upon exercise. The note accrues interest at the rate of 7% per annum and is due in May 2000.

     James C. Gaither, a director of the Company, is a partner of Cooley Godward Castro Huddleson & Tatum, which has provided legal services to the Company since its inception.

     The Company and Charles Schwab & Co., Inc. have entered into a Software License and Services Agreement pursuant to which Charles Schwab & Co., Inc. made payments to the Company of approximately $1,836,000 in fiscal 1995 in connection with the license of Siebel Sales Enterprise. Charles R. Schwab, a director of the Company, is the founder, Chairman and Chief Executive Officer of The Charles Schwab Corporation, the parent of Charles Schwab & Co, Inc. Such transaction was negotiated on an arms-length basis between the parties, with the agreement to purchase the Company's products entered into in December 1995, subsequent to the acquisition by Mr. Schwab of Series A Stock in January 1995 and his appointment to the Company's Board of Directors in October 1994.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of April 30, 1996, and as adjusted to reflect the sale of the Common Stock being offered hereby by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) other principal stockholders who are known by the Company to own beneficially more than 2% of the Common Stock, (iii) each of the Company's directors, (iv) each of the Named Executive Officers, (v) all directors and executive officers of the Company as a group, and (vi) the Selling Stockholders. The table assumes the conversion of all outstanding Preferred Stock into Common Stock upon the completion of this offering. Unless otherwise specified, the address of stockholders owning more than 5% of the Company's Common Stock is the address of the Company set forth herein.


                                     SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                        OWNED PRIOR TO                                OWNED AFTER
                                         OFFERING(1)             NUMBER OF           OFFERING(1)(2)
PRINCIPAL STOCKHOLDERS, DIRECTORS   ----------------------        SHARES         ----------------------
           AND OFFICERS               NUMBER       PERCENT     BEING OFFERED       NUMBER       PERCENT
- ----------------------------------  ----------     -------     -------------     ----------     -------
Thomas M. Siebel(3)...............   6,580,000       47.9%         50,000         6,530,000       42.0%
Andersen Consulting LLP(4)........   1,388,000       10.0              --         1,388,000        8.9
  1661 Page Mill Road
  Palo Alto, CA 94304
Pehong Chen and Adele Chi,
  Trustees of the Chen Family
  Trust(5)........................     810,000        5.9              --           810,000        5.2
Patricia A. House(6)..............     600,000        4.4              --           600,000        3.9
Adobe Ventures L.P.(7)............     588,488        4.3              --           588,488        3.8
Itochu Corporation(8).............     343,642        2.5          92,783           250,859        1.6
William B. Edwards(9).............     295,000        2.1          10,217           284,783        1.8
Daniel A. Turano(10)..............     180,000        1.3              --           180,000        1.1
James C. Gaither(11)..............     116,000          *              --           116,000          *
Pehong Chen, Ph.D.(12)............     810,000        5.9              --           810,000        5.2
Eric E. Schmidt, Ph.D. ...........           0         --              --                 0         --
A. Michael Spence, Ph.D.(13)......      88,000          *              --            88,000          *
George T. Shaheen(14).............   1,388,000       10.0              --         1,388,000        8.9
Charles R. Schwab(15).............     414,000        3.0              --           414,000        2.7
All directors and executive
  officers as a group (14
  persons)(16)....................  10,956,000       75.7          60,217        10,895,783       67.0
OTHER SELLING STOCKHOLDERS
LSI Logic Corporation(17).........      75,000          *          10,000            65,000          *


- ---------------

  *  Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 13,730,770 shares of Common Stock outstanding as of April 30, 1996 and 15,530,770 shares of Common Stock outstanding after completion of this offering.


 (2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 294,450 shares of Common Stock from the Company.


 (3) Includes 120,000 shares held by Mr. Siebel's minor children, for which Mr. Siebel has sole voting power.

 (4) Mr. Shaheen, a director of the Company, is the Managing Partner of Andersen Consulting. Mr. Shaheen disclaims beneficial ownership of such shares held by Andersen Consulting LLP except to the extent of his partnership interest therein. Also includes 88,000 shares issuable to Mr. Shaheen upon exercise of options subject to vesting through February 2001.

 (5) Dr. Chen, a director of the Company, is the co-trustee of the Chen Family Trust. Includes 50,000 shares which are subject to a right of repurchase in favor of the Company which expires ratably through March 1998.

 (6) Includes 400,000 shares which are subject to a right of repurchase in favor of the Company which expires ratably through February 1998.

 (7) Adobe Ventures, L.P. is a venture fund managed by Hambrecht & Quist LLC which is one of the Representatives. See "Underwriting."

 (8) Includes 171,821 shares held by Itochu Techno-Science Corporation and 34,364 shares held by Itochu Technology, Inc., affiliates of Itochu Corporation. 51,546 of the shares are being offered by Itochu Techno-Science Corporation and 41,237 of the shares are being offered by Itochu Technology, Inc.

 (9) Includes 240,000 shares which are subject to a right of repurchase in favor of the Company which expires ratably through March 1998.

(10) Includes 180,000 shares issuable upon exercise of options subject to vesting through March 2001.


(11) Includes 28,000 shares held by GC&H Investments. Mr. Gaither, a partner of GC&H Investments, disclaims beneficial ownership of such shares, except to the extent of his partnership interest therein. Also includes 88,000 shares which are subject to a right of repurchase in favor of the Company which expires ratably through March 1998.


(12) Includes shares held by the Chen Family Trust, of which Dr. Chen is a co-trustee. Also includes 50,000 shares which are subject to a right of repurchase in favor of the Company which expires ratably through March 1998.

(13) Includes 88,000 shares which are subject to a right of repurchase in favor of the Company which expires ratably through October 1999.


(14) Includes 1,300,000 shares held by Andersen Consulting LLP. Mr. Shaheen, the Managing Partner of Andersen Consulting, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Also includes 88,000 shares issuable upon exercise of options subject to vesting through February 2001.


(15) Includes 90,000 shares which are subject to a right of repurchase in favor of the Company which expires ratably through October 1999. Also includes 4,000 shares held by Mr. Schwab's children.


(16) Includes 1,300,000 shares held by Andersen Consulting LLP. See footnote (4) above. Also includes 733,000 shares issuable upon exercise of options held by all officers and directors subject to vesting on various dates through March 2002. See footnotes (3), (6) and (9) through (15) above.



(17) All such shares are issuable upon the exercise of a warrant to purchase 75,000 shares of Series C Preferred Stock.

                          DESCRIPTION OF CAPITAL STOCK

     Following the closing of this offering, the authorized capital stock of the Company, after giving effect to the conversion of all outstanding Preferred Stock into Common Stock, will consist of 40,000,000 shares of Common Stock, $.001 par value and 2,000,000 shares of Preferred Stock, $.001 par value. As of April 30, 1996 there were approximately 100 holders of record of the Company's Common and Preferred Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of Preferred Stock (including 31,430 shares of Series B Preferred Stock issued in April 1996) will be converted into 5,104,085 shares of Common Stock. See Note 4 of Notes to Financial Statements for a description of the currently outstanding Preferred Stock. Following the closing of this offering, the Company's Certificate of Incorporation will be restated to delete all references to the prior series of Preferred Stock, and the Board of Directors will have the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS


     After this offering, the holders of 10,982,090 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to the Restated Investor Rights Agreement among such holders and the Company, dated December 1, 1995, as amended as of April 30, 1996 (the "Investor Rights Agreement"). Under the terms of the Investor Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include shares therein. The holders may also require the Company to file a registration statement under the Securities Act with respect to their shares, and the Company is required to use its best efforts to effect two such registrations. Furthermore, the holders may require the Company to register their shares on Form S-3 when such form becomes available to the Company. Generally, the Company is required to bear all registration and selling expenses incurred in connection with any such registrations. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. Such registration rights terminate five years from the date of this offering.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


     The Company's Certificate of Incorporation also requires that, effective upon the closing of this offering, (a) any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing and (b) the stockholders may amend the Company's Bylaws or adopt new Bylaws, only by the affirmative vote of 2/3 of the outstanding voting securities. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company.


TRANSFER AGENT AND REGISTRAR

     Chemical Mellon Shareholder Services has been appointed as the transfer agent and registrar for the Company's Common Stock. Its telephone number is
(415) 954-9512.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of this offering, the Company will have outstanding an aggregate of 15,530,770 shares of Common Stock, assuming no exercise of outstanding options and based upon the number of shares outstanding as of April 30, 1996. Of these shares, the 1,963,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 13,567,770 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) 311,760 Restricted Shares (plus 212,875 shares of Common Stock issuable to employees and consultants pursuant to stock options that are then vested) will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iii) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods beginning January 3, 1997, subject to restrictions on such sales by Affiliates and certain vesting provisions on certain units. See "Certain Transactions."



     Upon completion of this offering, the holders of 10,982,090 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."



     The Company and its officers, directors and certain stockholders holding an aggregate of approximately 13,278,000 shares of Common Stock after this offering have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, offer, sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other right to purchase or acquire shares of Common Stock owned by them during the 180-day period commencing on the date of this Prospectus.


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.


     The Securities and Exchange Commission has proposed revisions to Rule 144, the effect of which would be to shorten the holding periods under Rule 144 from two years to one year and to shorten the holding period under Rule 144(k) from three years to two years. If enacted, these proposed revisions would increase substantially the number of shares that would be available for sale in the public market 180 days after the date of this Prospectus.



     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.


     The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's Equity Incentive Plan and Purchase Plan. Based on the number of options outstanding and options and shares reserved for issuance at April 30, 1996, such registration statement would cover approximately 5,643,790 shares. Such registration statement is expected to be filed and to become effective as soon as practicable after the date hereof. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. See "Management."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, Montgomery Securities, and Robertson, Stephens & Company LLC, have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common Stock:


                                                                                NUMBER OF
                                      NAME                                       SHARES
    ------------------------------------------------------------------------    ---------
    Hambrecht & Quist LLC...................................................
    Montgomery Securities...................................................
    Robertson, Stephens & Company LLC.......................................
                                                                                --------
              Total.........................................................    1,963,000
                                                                                ========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $     per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.


     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to an aggregate of 294,450 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.



     At the request of the Company, the number of shares of Common Stock purchasable at the per share price to the public set forth on the cover of this Prospectus for an aggregate purchase price of $2,000,000 has been reserved for sale to The Dow Chemical Company. The sale of such shares shall reduce the number of shares offered hereby. The Dow Chemical Company is a customer of the Company. See "Business -- Customers and Markets."


     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.


     The Selling Stockholders, and certain other stockholders of the Company, including the officers and directors, who will own in the aggregate approximately 13,278,000 shares of Common Stock after this offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC ("H&Q"), offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed, subject to certain exceptions, that it will not, without the prior written consent of H&Q, offer, sell or otherwise dispose of any share of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus.


     The Representatives have informed the Company that the Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.


     In March 1995 and December 1995, Adobe Ventures L.P., a venture capital fund managed by H&Q, Hambrecht & Quist L.P., an affiliate of H&Q, and certain employees and directors of H&Q and of entities affiliated with H&Q purchased from the Company an aggregate of 525,002 shares of Series B Preferred Stock and an aggregate of 205,878 shares of Series C Preferred Stock for aggregate cash purchase prices of approximately $1,260,000 and $1,198,000, respectively. On the closing of this offering, the Series B and Series C Preferred Stock will be converted into an aggregate of 730,880 shares of Common Stock, representing approximately 4.7% of the outstanding Common Stock, assuming no exercise of the Underwriters' over-allotment option.


     The Company and Montgomery Securities have entered into a Software License and Services Agreement dated March 29, 1996, pursuant to which Montgomery Securities received a license to use Siebel Sales Enterprise. The terms of such agreement were negotiated by the parties at arms-length prior to the Company's selection of Montgomery Securities as an underwriter of this offering.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Cooley Godward Castro Huddleson & Tatum, Menlo Park, California ("Cooley Godward"). As of the date of this Prospectus, certain members of Cooley Godward own through an investment partnership an aggregate of 28,000 shares of Common Stock and James C. Gaither, a director of the Company and a partner of Cooley Godward, owns 88,000 shares of Common Stock and has an option to purchase 22,000 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Morrison & Foerster LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements of Siebel Systems, Inc. as of December 31, 1994 and 1995, for the period from September 13, 1993 (inception) to December 31, 1993, and for each of the years in the two-year period ended December 31, 1995 have been included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

                              SIEBEL SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Form of Report of KPMG Peat Marwick LLP, Independent Auditors.........................   F-2
Balance Sheets........................................................................   F-3
Statements of Operations..............................................................   F-4
Statements of Stockholders' Equity....................................................   F-5
Statements of Cash Flows..............................................................   F-6
Notes to Financial Statements.........................................................   F-7

                      FORM OF INDEPENDENT AUDITORS' REPORT

     WHEN THE TRANSACTION REFERRED TO UNDER "REINCORPORATION" IN NOTE 7 OF NOTES TO FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                                          KPMG PEAT MARWICK LLP

The Board of Directors
Siebel Systems, Inc.:

     We have audited the accompanying balance sheets of Siebel Systems, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the period from September 13, 1993 (inception) to December 31, 1993, and for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reason-able basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Siebel Systems, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from September 13, 1993 (inception) to December 31, 1993, and for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

San Jose, California
April 26, 1996, except as
  to Note 7, which is as
  of May 14, 1996

                              SIEBEL SYSTEMS, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           DECEMBER 31,          MARCH 31, 1996
                                                         -----------------     -------------------
                                                          1994       1995      ACTUAL       PRO
                                                         ------     ------     ------      FORMA
                                                                                          --------
                                                                                          (NOTE 7)
                                                                                   (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents............................  $1,017     11,391      9,757      11,094
  Accounts receivable..................................      --      3,066      3,112       3,112
  Deferred income taxes................................      --        314        314         314
  Prepaids and other...................................      29        440        398         398
                                                         ------     ------      -----      ------
          Total current assets.........................   1,046     15,211     13,581      14,918
Property and equipment, net............................     133        863      2,006       2,006
Other assets...........................................      24         17         22          22
                                                         ------     ------      -----      ------
          Total assets.................................  $1,203     16,091     15,609      16,946
                                                         ======     ======      =====      ======
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $   14        493        806         806
  Accrued expenses.....................................      --      1,075        895         895
  Income taxes payable.................................      --        395         92          92
  Deferred revenue.....................................      --      4,166      3,474       3,474
                                                         ------     ------      -----      ------
          Total current liabilities....................      14      6,129      5,267       5,267
Deferred income taxes..................................      --         28         28          28
                                                         ------     ------      -----      ------
          Total liabilities............................      14      6,157      5,295       5,295
Commitments and contingencies
Stockholders' equity:
  Partners' capital....................................   1,153         --         --          --
  Convertible preferred stock; $.001 par value; 10,000
     shares authorized; actual -- no shares issued and
     outstanding in 1994, 4,906 and 4,908 shares issued
     and outstanding in 1995 and 1996, respectively;
     pro forma -- no shares issued and outstanding.....      --          5          5          --
  Common stock; $.001 par value; 35,000 shares
     authorized; actual -- 50, 8,249, and 8,573 shares
     issued and outstanding in 1994, 1995, and 1996,
     respectively; pro forma -- 13,646 shares issued
     and outstanding...................................       1          8          9          14
  Additional paid-in capital...........................      49      9,999     11,063      12,400
  Notes receivable from stockholders...................     (13)       (13)       (57)        (57)
  Deferred compensation................................      --       (381)    (1,220)     (1,220)
  Retained earnings (accumulated deficit)..............      (1)       316        514         514
                                                         ------     ------      -----      ------
          Total stockholders' equity...................   1,189      9,934     10,314      11,651
                                                         ------     ------      -----      ------
          Total liabilities and stockholders' equity...  $1,203     16,091     15,609      16,946
                                                         ======     ======      =====      ======

                See accompanying notes to financial statements.

                              SIEBEL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                PERIOD FROM
                                             SEPTEMBER 13, 1993      YEAR ENDED         THREE MONTHS
                                                (INCEPTION)         DECEMBER 31,      ENDED MARCH 31,
                                              TO DECEMBER 31,     -----------------   ----------------
                                                    1993           1994      1995      1995      1996
                                             ------------------   -------   -------   -------   ------
                                                                                        (UNAUDITED)
Revenues:
  Software.................................        $   --              50     7,636        --    4,402
  Maintenance and other....................            --              --       402        30      307
                                                    -----         -------    ------   -------   -------
          Total revenues...................            --              50     8,038        30    4,709
Cost of revenues:
  Software.................................            --              --        41        --       26
  Maintenance and other....................            --              --       385         9      343
                                                    -----         -------    ------   -------   -------
          Total cost of revenues...........            --              --       426         9      369
                                                    -----         -------    ------   -------   -------
          Gross margin.....................            --              50     7,612        21    4,340
Operating expenses:
  Product development......................            64             868     2,816       616      986
  Sales and marketing......................            28             718     3,232       456    2,553
  General and administrative...............            22             243     1,192       157      590
                                                    -----         -------    ------   -------   -------
          Total operating expenses.........           114           1,829     7,240     1,229    4,129
                                                    -----         -------    ------   -------   -------
          Operating income (loss)..........          (114)         (1,779)      372    (1,208)     211
Other income, net..........................            --              13       156         8      119
                                                    -----         -------    ------   -------   -------
          Income (loss) before income
            taxes..........................          (114)         (1,766)      528    (1,200)     330
Income tax expense (benefit)...............            --              --       211      (480)     132
                                                    -----         -------    ------   -------   -------
          Net income (loss)................        $ (114)         (1,766)      317      (720)     198
                                                    =====         =======    ======   =======   =======
Pro forma net income (loss) per share......                                 $  0.02     (0.05)    0.01
                                                                             ======   =======   =======
Shares used in pro forma net income (loss)
  per share computation....................                                  16,340    14,642   16,859
                                                                             ======   =======   =======

                See accompanying notes to financial statements.

                              SIEBEL SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                         CONVERTIBLE                                       NOTES                        RETAINED
                       PREFERRED STOCK    COMMON STOCK     ADDITIONAL    RECEIVABLE      DEFERRED       EARNINGS        TOTAL
            PARTNERS'  ---------------   ---------------    PAID-IN         FROM          STOCK       (ACCUMULATED   STOCKHOLDERS'
            CAPITAL    SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION     DEFICIT)        EQUITY
            --------   ------   ------   ------   ------   ----------   ------------   ------------   ------------   ------------
Partners'
 initial
 capital
 contribution... $   810    --  $  --       --      $--          --           --              --            --             810
Issuance
 of common
 stock....       --       --       --       50       1           49           --              --            --              50
Net
 loss.....     (114 )     --       --       --      --           --           --              --            --            (114)
                                                    --
            -------    -----    ------   -----                  ---          ---           -----           ---          ------
Balances,
 December
 31,
 1993.....      696       --       --       50       1           49           --              --            --             746
Partners'
 capital
 contributions...   2,222    --    --       --      --           --          (13)             --            --           2,209
Net
 loss.....   (1,765 )     --       --       --      --           --           --              --            (1)         (1,766)
                                                    --
            -------    -----    ------   -----                  ---          ---           -----           ---          ------
Balances,
 December
 31,
 1994.....    1,153       --       --       50       1           49          (13)             --            (1)          1,189
Conversion
 of
 partners'
capital...   (1,153 )  2,344        2    8,081       7        1,144           --              --            --              --
Compensation
 related to
 stock
options...       --       --       --       --      --          381           --            (381)           --              --
Issuance
 of common
 stock....       --       --       --      328      --           83           --              --            --              83
Repurchase
 of common
 stock....       --       --       --     (210 )    --           (9)          --              --            --              (9)
Issuance
 of Series
 B
 preferred
 stock....       --    1,967        2       --      --        4,892           --              --            --           4,894
Issuance
 of Series
 C
 preferred
 stock....       --      595        1       --      --        3,459           --              --            --           3,460
Net
 income...       --       --       --       --      --           --           --              --           317             317
                                                    --
            -------    -----    ------   -----                  ---          ---           -----           ---          ------
Balances,
 December
 31,
 1995.....       --    4,906        5    8,249       8        9,999          (13)           (381)          316           9,934
Issuance
 of common
 stock
 (unaudited)...      --    --      --      324       1          170          (44)             --            --             127
Issuance
 of Series
 B
 preferred
 stock
 (unaudited)...      --     2      --       --      --           12           --              --            --              12
Compensation
 related to
 stock
 options
 (unaudited)...      --    --      --       --      --          882           --            (882)           --              --
Amortization
 of deferred
 stock
 compensation
 (unaudited)...      --    --      --       --      --           --           --              43            --              43
Net income
(unaudited)...      --    --       --       --      --           --           --              --           198             198
                                                    --
            -------    -----    ------   -----                  ---          ---           -----           ---          ------
Balances,
 March 31,
 1996
 (unaudited)... $    -- 4,908   $   5    8,573      $9       11,063          (57)         (1,220)          514          10,314
            =======    =====    ======   =====      ==          ===          ===           =====           ===          ======

                See accompanying notes to financial statements.

                              SIEBEL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         PERIOD FROM
                                                      SEPTEMBER 13, 1993      YEAR ENDED         THREE MONTHS
                                                         (INCEPTION)         DECEMBER 31,      ENDED MARCH 31,
                                                       TO DECEMBER 31,     -----------------   ----------------
                                                             1993           1994      1995      1995     1996
                                                      ------------------   -------   -------   ------   -------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).................................        $ (114)         (1,766)      317     (720)      198
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Compensation related to stock options..........            --              --        --       --        43
     Depreciation and amortization..................             6              75       142       28       125
     Deferred income taxes..........................            --              --      (286)      --        --
     Changes in operating assets and liabilities:
       Accounts receivable..........................            --              --    (3,066)    (392)      (46)
       Prepaids and other...........................            (6)            (23)     (411)    (651)       42
       Other assets.................................            (9)            (15)        7      (10)       (5)
       Accounts payable.............................             4              10       479      209       313
       Accrued expenses.............................            --              --     1,075      103      (180)
       Income taxes payable.........................            --              --       395       --      (303)
       Deferred revenue.............................            --              --     4,166      787      (692)
                                                             -----         -------   -------   ------   -------
          Net cash provided by (used in) operating
            activities..............................          (119)         (1,719)    2,818     (646)     (505)
                                                             -----         -------   -------   ------   -------
Cash used in investing activities -- purchases of
  property and equipment............................           (38)           (176)     (872)    (147)   (1,268)
                                                             -----         -------   -------   ------   -------
Cash flows from financing activities:
  Partners' capital contributions...................           810           2,209        --       --        --
  Proceeds from issuance of common stock............            50              --        83       --       127
  Repurchases of common stock.......................            --              --        (9)      --        --
  Proceeds from issuance of preferred stock.........            --              --     8,354    4,482        12
                                                             -----         -------   -------   ------   -------
          Net cash provided by financing
            activities..............................           860           2,209     8,428    4,482       139
                                                             -----         -------   -------   ------   -------
Change in cash and cash equivalents.................           703             314    10,374    3,689    (1,634)
Cash and cash equivalents, beginning of period......            --             703     1,017    1,017    11,391
                                                             -----         -------   -------   ------   -------
Cash and cash equivalents, end of period............        $  703           1,017    11,391    4,706     9,757
                                                             =====         =======   =======   ======   =======
Supplemental disclosures of cash flows information:
  Cash paid:
     Taxes..........................................        $   --              --       100       --       385
                                                             =====         =======   =======   ======   =======
  Noncash investing and financing activities:
     Conversion of partnership units into common
       stock and Series A preferred stock...........        $   --              --     1,153    1,153        --
                                                             =====         =======   =======   ======   =======

                See accompanying notes to financial statements.

                              SIEBEL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1993, 1994, AND 1995

(1) SUMMARY OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY


     Siebel Systems, Inc. (the "Company") is a provider of enterprise-class sales and marketing information software systems. The Company designs, develops, markets, and supports Siebel Sales Enterprise, an Internet-enabled, object oriented client/server application software product family designed to meet the sales and marketing information system requirements of large multi-national organizations.


     The Company was incorporated in the state of California on September 13, 1993 and elected to be treated as an S corporation effective on that date. Its principal activity prior to January 1995 was serving as the general partner of Siebel Systems, L.P. (the Partnership), a limited partnership. Accordingly, the financial statements for the period from September 13, 1993 (inception) to December 31, 1993, and as of and for the year ended December 31, 1994, reflect the combined financial position and operating results of the Company and the Partnership. The Company terminated its S corporation election on January 1, 1995. On January 3, 1995, under provisions of the Partnership agreement, all partners elected to dissolve the Partnership and convert their partnership units into common stock and preferred stock of the Company.

REVENUE RECOGNITION

     The Company recognizes revenue in accordance with Statement of Position No. 91-1, Software Revenue Recognition. Software license revenue is recognized when all of the following criteria have been met: there is an executed license agreement, software has been shipped to the customer, no significant vendor obligations remain, and collection is deemed probable. Maintenance and other revenues consist primarily of maintenance and are recognized ratably over the term of the maintenance contract, typically 12 to 36 months.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents are classified as "available-for-sale," and are carried at fair value with any unrealized gains or losses reported as a separate component of stockholders' equity. Gross unrealized gains and losses to date have not been material.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives, generally three to seven years.

                              SIEBEL SYSTEMS, INC.

CAPITALIZED SOFTWARE

     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

PRO FORMA NET INCOME (LOSS) PER SHARE

     Pro forma net income (loss) per share is computed using net income (loss) and is based on the weighted average number of shares of common stock outstanding, convertible preferred stock, on an "as if converted" basis, using the exchange rate in effect at the initial public offering date, and dilutive common equivalent shares from stock options and warrants outstanding using the treasury stock method. In accordance with certain Securities and Exchange Commission (SEC) Staff Accounting Bulletins, such computations include all common and common equivalent shares issued within 12 months of the offering date as if they were outstanding for all periods presented using the treasury stock method and the anticipated initial public offering price.

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 will be effective for fiscal years beginning after December 15, 1995, and will require that the Company either recognize in its financial statements costs related to its employee stock-based compensation plans, such as stock option and stock purchase plans, or make pro forma disclosures of such costs in a footnote to the financial statements.

     The Company expects to continue to use the intrinsic value-based method of Accounting Principles Board Opinion No. 25, as allowed under SFAS No. 123, to account for all of its employee stock-based compensation plans. Therefore, in its financial statements for fiscal 1996, the Company will make the required pro forma disclosures in a footnote to the financial statements. SFAS No. 123 is not expected to have a material effect on the Company's results of operations or financial position.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as the majority of the Company's customers are large, well established companies. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

                              SIEBEL SYSTEMS, INC.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements as of March 31, 1996, and for the three months ended March 31, 1995 and 1996, have been prepared on substantially the same basis as the audited financial statements, and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

(2) FINANCIAL STATEMENT DETAILS

PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (in thousands):

                                                              DECEMBER 31,
                                                             ---------------     MARCH 31,
                                                             1994      1995        1996
                                                             -----    ------    -----------
                                                                                (UNAUDITED)
     Computer equipment....................................   $183       666       1,353
     Furniture and fixtures................................     31        46         113
     Computer software.....................................     --       374         888
                                                              ----       ---       -----
                                                               214     1,086       2,354
     Less accumulated depreciation.........................     81       223         348
                                                              ----       ---       -----
                                                              $133       863       2,006
                                                              ====       ===       =====

ACCRUED EXPENSES

     Accrued expenses consisted of the following (in thousands):

                                                               DECEMBER 31,
                                                              ---------------     MARCH 31,
                                                              1994      1995         1996
                                                              ----     ------    ------------
                                                                                 (UNAUDITED)
     Bonuses................................................  $--         133         167
     Commissions............................................   --         152         238
     Vacation...............................................   --          79         125
     Sales tax..............................................   --         486         118
     Other..................................................   --         225         247
                                                              ---       -----         ---
                                                              $--       1,075         895
                                                              ===       =====         ===

OTHER INCOME, NET

     Other income, net consisted of the following (in thousands):

                                                               DECEMBER 31,
                                                               -------------      MARCH 31,
                                                               1994     1995         1996
                                                               ----     ----     ------------
                                                                                 (UNAUDITED)
     Interest income.........................................  $15      163           124
     Interest expense........................................   (2 )     (7 )          (5)
                                                               ---      ---           ---
                                                               $13      156           119
                                                               ===      ===           ===

                              SIEBEL SYSTEMS, INC.

(3) COMMITMENTS AND CONTINGENCIES

BANK BORROWINGS

     In October 1995, the Company entered into a $500,000 equipment line of credit with a bank. Borrowings under the agreement bear interest at the bank's prime rate plus 1% (9.75% as of December 31, 1995). In October 1995, the Company borrowed $231,000 on the line of credit, which was subsequently repaid in December 1995. The line of credit expired on April 15, 1996.

LEASE OBLIGATIONS

     As of December 31, 1995, the Company leased facilities under noncancelable leases expiring between 1996 and 2001. Future minimum lease payments are as follows (in thousands):

                                    YEAR ENDING
                                    DECEMBER 31,
        --------------------------------------------------------------------
        1996................................................................  $   383
        1997................................................................      228
        1998................................................................      157
        1999................................................................      157
        2000................................................................      157
        Thereafter..........................................................       26
                                                                               ------
                                                                              $ 1,108
                                                                               ======

     Rent expense for the period from September 13, 1993 (inception) to December 31, 1993, and for the years ended December 31, 1994 and 1995, was $18,000, $86,000, and $191,000, respectively.

EMPLOYEE BENEFIT PLAN

     During 1995, the Company adopted a 401(k) plan that allows eligible employees to contribute up to 20% of their compensation, limited to $9,500 in 1995. Employee contributions and earnings thereon vest immediately. Although, the Company may make discretionary contributions to the 401(k) plan, none have been made to date.

LEGAL ACTIONS

     The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes it has adequate legal defenses and believes that the ultimate outcome of these actions will not have a material effect on the Company's financial position or results of operations.

(4) STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     The rights, preferences, and privileges of the Series A, B, and C convertible preferred stock are as follows:

     - Each share of Series A, B, and C preferred stock may be converted into common stock at the option of the holder on a one-for-one basis. Automatic conversion will occur upon an affirmative vote of a majority of the holders of preferred stock or upon the closing of an initial public offering of common stock in which the per share price is at least $7.00, and gross proceeds to the Company are at least $7,500,000. The conversion rate is subject to certain antidilution provisions.

                              SIEBEL SYSTEMS, INC.

     - Holders of preferred stock are entitled to noncumulative annual dividends, when and if declared by the Board of Directors, of $.08, $.19, and $.47 per share for Series A, B, and C, respectively.

     - Holders of Series A, B, and C preferred stock have the right to one vote for each share of common stock into which such shares could be converted.

     - Holders of Series A, B, and C preferred stock have a liquidation preference of $1.00, $2.40, and $5.82 per share, respectively, plus all declared but unpaid dividends.

     In January 1995, the Company issued 2,344,000 shares of Series A preferred stock in exchange for the Partnership's Class C and D partnership units, on a one-for-one basis.

     Convertible preferred stock issued and outstanding as of December 31, 1995, is as follows (in thousands):

                                                    ISSUED AND      CARRYING     LIQUIDATION
                SERIES               AUTHORIZED     OUTSTANDING      AMOUNT      PREFERENCE
    -------------------------------  ----------     -----------     --------     -----------
    A..............................     2,400          2,344         $1,139        $ 2,344
    B..............................     2,500          1,967          4,894          4,721
    C..............................       601            595          3,460          3,463
                                        -----          -----         ------        -------
                                        5,501          4,906         $9,493        $10,528
                                        =====          =====         ======        =======

     In December 1995, the Company issued to a customer a warrant to purchase 75,000 shares of Series C preferred stock at $5.82 per share. The warrant had nominal value on the date of issuance. The warrant expires upon the earlier of December 15, 1996, or the closing of an initial public offering of the Company's common stock (see Note 7).

COMMON STOCK

     In January 1995, the Company issued 8,081,000 shares of common stock in exchange for the Partnership's Class A and B partnership units, on a one-for-one basis.

     During 1995, the Company repurchased approximately 210,000 shares of common stock from employees who had terminated employment with the Company. These repurchases were at each employee's original purchase price.

1994 STOCK OPTION PLAN

     In December 1994, the Board of Directors approved the 1994 Stock Option Plan (the Plan) which provides for the issuance of up to 3,000,000 shares of common stock to employees, directors, and consultants. The Plan provides for the issuance of incentive and nonstatutory stock options.


     Under the Plan, the exercise price for incentive options is at least 100% of the fair market value on the date of the grant. The exercise price for nonstatutory stock options is at least 85% of the fair market value on the date of grant. The exercise price for incentive stock options is at least 110% of the fair market value on the date of the grant for persons with greater than 10% of the voting power of all classes of stock.



     Under the Plan, options generally expire in 10 years; however, incentive stock options may expire in 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Board of Directors and generally provide for shares to vest ratably over 5 years.

                              SIEBEL SYSTEMS, INC.

     Plan activity is summarized as follows:

                                                       OPTIONS
                                                      AVAILABLE       NUMBER       EXERCISE PRICE
                                                      FOR GRANT      OF SHARES       PER SHARE
                                                      ----------     ---------     --------------
  Authorized........................................   3,000,000            --      $   --
  Options granted...................................     (92,000)       92,000       .05 --  .10
                                                      ----------     ----------
Balances, December 31, 1994.........................   2,908,000        92,000       .05 --  .10
  Options granted...................................  (1,440,785)    1,440,785       .10 --  .50
  Options exercised.................................          --      (328,285)      .10 --  .50
  Options canceled..................................     245,500      (245,500)      .10 --  .50
                                                      ----------     ----------
Balances, December 31, 1995.........................   1,712,715       959,000       .05 --  .50
  Additional shares authorized (unaudited)..........   3,000,000            --          --
  Options granted (unaudited).......................  (1,784,750)    1,784,750      1.75 -- 2.90
  Options exercised (unaudited).....................          --      (324,000)      .05 -- 2.90
  Options canceled (unaudited)......................      52,000       (52,000)      .10 -- 1.75
                                                      ----------     ----------
Balances, March 31, 1996 (unaudited)................   2,979,965     2,367,750       .10 -- 2.90
                                                      ==========     ==========

     As of December 31, 1995, 41,900 options were vested.

     The Plan also allows for the exercise of otherwise unvested options, which are subject to repurchase by the Company, at a rate equivalent to the current vesting schedule of each option. As of December 31, 1995, 252,500 unvested options had been exercised which were subject to repurchase.


     During the period from October 1995 through April 1996, the Company granted options to purchase an aggregate of 4,096,750 shares of common stock at exercise prices ranging from $0.50 to $6.50 per share. Based in part on an independent appraisal obtained by the Company's Board of Directors, and other factors, the Company recorded $381,000 of deferred compensation expense in 1995 and an additional $882,000 deferred compensation expense (unaudited) for the three months ended March 31, 1996 relating to these options. These amounts are being amortized over the vesting period of the individual options, generally five years.


(5) INCOME TAXES

     As discussed in Note 1, the Company was an S corporation and the general partner in the Partnership prior to January 3, 1995. For tax purposes, losses incurred through December 31, 1994 were allocated to the Partners in accordance with the Partnership loss sharing agreement. The portion of losses allocated to the Company as general partner was passed through to its stockholder. Therefore, the Company is not entitled to any net operating loss carryforwards from periods prior to January 1995. The S corporation election was terminated on January 1, 1995. Accordingly, income tax expense has been provided only for operations during the year ended December 31, 1995.

                              SIEBEL SYSTEMS, INC.

     The components of income tax expense for the year ended December 31, 1995 are as follows (in thousands):

        Current:
          Federal...........................................................  $  289
          State.............................................................     108
          Foreign...........................................................     100
                                                                               -----
                  Total current.............................................     497
        Deferred:
          Federal...........................................................    (228)
          State.............................................................     (58)
                                                                               -----
                  Total deferred............................................    (286)
                                                                               -----
                  Total income taxes........................................  $  211
                                                                               =====

     The difference between the "expected" income tax expense computed at the federal statutory rate of 34% and the Company's actual income tax expense for the year ended December 31, 1995, is as follows (in thousands):

        Expected income tax expense.........................................  $  180
        State income taxes, net of federal tax benefit......................      33
        Other, net..........................................................      (2)
                                                                                ----
                  Total income taxes........................................  $  211
                                                                                ====

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1995, are as follows (in thousands):

        Deferred tax assets:
          Deferred state taxes..............................................  $   17
          Accruals and reserves, not currently taken for tax purposes.......     297
                                                                                ----
             Net deferred assets............................................     314
        Deferred tax liability:
          Depreciation......................................................     (28)
                                                                                ----
             Net deferred liability.........................................     (28)
                                                                                ----
             Net deferred assets............................................  $  286
                                                                                ====

(6) RELATED PARTIES, SIGNIFICANT CUSTOMERS, AND GEOGRAPHIC INFORMATION


     In 1995, the Company had revenues of $1.0 million and $1.8 million (12% and 23% of total revenues, respectively) from each of two related parties, both of which are holders of preferred stock. Accounts receivable from these parties at December 31, 1995 were $900,000 and $200,000, respectively. The Company also had revenues in 1995 of $1.6 million and $823,000, or approximately 20% and 10% of total revenues, respectively, from each of two customers.



     The Company has a royalty arrangement with a party affiliated with a holder of preferred stock relating to the licensing of certain products. To date, royalty obligations under this arrangement have not been material.


     The Company's export sales in 1995 were comprised of the $1.0 million sale to the related party, which is located in Japan.

                              SIEBEL SYSTEMS, INC.

(7) SUBSEQUENT EVENTS

REINCORPORATION

     In May 1996, the Board of Directors approved the reincorporation of the Company as a Delaware corporation. The Certificate of Incorporation provides for 35,000,000 authorized shares of common stock with a $.001 par value per share and 10,000,000 authorized shares of preferred stock with a $.001 par value per share. The financial statements have been retroactively restated to give effect to the reincorporation.

SERIES B PREFERRED STOCK

     In April 1996, the Company closed the sale of 31,430 shares of Series B preferred stock for proceeds of $183,000.

SERIES D PREFERRED STOCK

     On April 30, 1996, the Company closed the sale of 90,000 shares of Series D preferred stock for proceeds of $900,000. The rights, preferences, and privileges of the Series D preferred stock are similar to those of the Series A, B and C preferred stock.

REGISTRATION STATEMENT


     In May 1996, the Board of Directors approved a proposed filing of a registration statement with the SEC to sell up to 2,000,000 shares of the Company's common stock to the public, plus any over-allotment option. If the offering is consummated under the proposed terms, the Company's outstanding shares of A, B, C, and D convertible preferred stock will automatically convert into shares of its common stock upon the closing of the offering. The issuance of the Series D preferred stock, the exercise of the Series C preferred stock warrant described in Note 4, and this conversion have been reflected in the accompanying pro forma balance sheet as of March 31, 1996.


1996 EMPLOYEE STOCK PURCHASE PLAN

     In May 1996, the Company adopted the 1996 Employee Stock Purchase Plan (the Purchase Plan) and reserved 350,000 shares for issuance thereunder. The Purchase Plan will become effective upon the completion of the Company's proposed initial public offering. The Purchase Plan permits eligible employees to purchase common stock, through payroll deductions of up to 10% of the employee's compensation, at a price equal to 85% of the fair market value of the common stock at either the beginning or the end of each offering period, whichever is lower.

1996 EQUITY INCENTIVE PLAN

     In May 1996, the Board of Directors approved the 1996 Equity Incentive Plan (Equity Incentive Plan) which amended and restated the Plan (see Note 4) and reserved a total of 6,000,000 shares of common stock for issuance under the Equity Incentive Plan. The Equity Incentive Plan provides for the issuance of incentive and nonstatutory stock options.

- ------------------------------------------------------------
- ------------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Prospectus Summary........................    3
Risk Factors..............................    5
The Company...............................   14
Use of Proceeds...........................   15
Dividend Policy...........................   15
Capitalization............................   16
Dilution..................................   17
Selected Financial Data...................   18
Management's Discussion And Analysis
  of Financial Condition And Results
  of Operations...........................   19
Business..................................   26
Management................................   51
Certain Transactions......................   58
Principal and Selling Stockholders........   60
Description Of Capital Stock..............   62
Shares Eligible For Future Sale...........   64
Underwriting..............................   66
Legal Matters.............................   67
Experts...................................   67
Additional Information....................   68
Index To Financial Statements.............  F-1


                               ------------------

  UNTIL   , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER AS PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------------
- ------------------------------------------------------------

- ------------------------------------------------------------
- ------------------------------------------------------------


                                1,963,000 SHARES


                                      LOGO

                                  COMMON STOCK
                            -----------------------
                                   PROSPECTUS
                            -----------------------
                               HAMBRECHT & QUIST

                             MONTGOMERY SECURITIES

                         ROBERTSON, STEPHENS & COMPANY
                                           , 1996

- ------------------------------------------------------------
- ------------------------------------------------------------

                     APPENDIX -- (DESCRIPTION OF GRAPHICS)

INSIDE FRONT COVER

[Graphic: Closed-Loop Sales and Marketing. This graphic depicts a closed-loop sales and marketing information system in which sales opportunities and information from a marketing encyclopedia are shared and managed across multiple distribution channels.]

Graphic Caption: A closed-loop sales and marketing information system allows organizations to share and manage sales opportunities and information from a marketing encyclopedia across multiple distribution channels.


GATEFOLD FOLLOWING INSIDE FRONT COVER


[Graphic: Siebel's N-Tiered Architecture. This graphic depicts Siebel's N-tiered architecture and illustrates several tiers including Siebel Applet Objects, Siebel Universal Applet Manager, Siebel Business Object Manager, Siebel Data Manager, Siebel Universal Data Exchange, and Siebel Data Repository.]


PAGE 26


[Graphic: Closed-Loop Sales and Marketing. This graphic depicts a closed-loop sales and marketing information system in which sales opportunities and information from a marketing encyclopedia are shared and managed across multiple distribution channels.]

Graphic Caption: A closed-loop sales and marketing information system allows organizations to share and manage sales opportunities and information from a marketing encyclopedia across multiple distribution channels.


PAGE 33


[Graphic: SIEBEL ANYWHERE: This graphic depicts Siebel connected clients, Siebel mobile clients, and the two-way database synchronization between mobile Siebel users and the central database repository.]


Graphic Caption: Organizations can unite their connected Siebel users and their mobile Siebel users in a common sales information system. Siebel Remote provides two-way data synchronization between mobile users and the central database repository, using LAN, WAN, dial-up, as well as intranet and Internet connections.



PAGE 35



[Graphic: Typical Global Processing Architecture. This graphic depicts a typical configuration of a multi-channel sales organization with stationary Siebel users who are permanently connected to the central database server and mobile Siebel users who are intermittently connected to the central database server.]



Graphic Caption: Siebel's global processing architecture supports a multi-tiered sales organization with stationary Siebel users who are permanently connected to the central database server and mobile Siebel users who are intermittently connected to the central database server.

[Graphic: Siebel Global Distributed Architecture. This graphic depicts the Siebel application running in an environment in which multiple database servers provide support for different connected and mobile subsets of the sales organization.]

Graphic Caption: Siebel's de-centralized data distribution architecture is designed to support multiple, de-centralized data servers which can be geographically located in the sales region they support.


PAGE 38


[Graphic: N-Tiered Architecture. This graphic depicts Siebel's N-tiered architecture, separating the information presentation, application logic, database access, and interprocess communications layers into separate tiers.]

Graphic Caption: Siebel's N-tiered architecture separates the information presentation, application logic, database access, and interprocess communications layers into separate tiers in order to partition and distribute the application components to run where necessary.


PAGE 39


[Graphic: Siebel's Virtual Computing. This graphic depicts how Siebel's N-tiered architecture can support the Personal Computer, Client/Server, and the Virtual Computer.]

Graphic Caption: Siebel's N-tiered architecture is designed to allow organizations to flexibly deploy their Siebel applications to run on the Personal Computer, Client/Server, and in the future, the Virtual Computer.

INSIDE BACK COVER

[Graphic: Siebel Sales Enterprise. The Siebel Sales Enterprise provides a list of all sales opportunities and allows users to graphically visualize a Pipeline Analysis and a Pipeline Revenue Analysis.]


Graphic Caption: Opportunity and Account Management. Enables sales professionals to track and manage an opportunity with shared information about accounts, contracts, product interest, and historical activity.



Graphic Caption: Siebel Encyclopedia. Provides a repository of the organization's sales-related information, including Product Information, Competitive Information, Decision Support, and On-Line Literature.



Graphic Caption: Siebel Forecasting. Allows sales professionals to estimate and submit forecasts based on revenue or products.



Graphic Caption: Siebel EIS (Executive Information System). Allows sales and marketing professionals and executives to dynamically visualize information in a variety of graphical on-line formats.



Graphic Caption: Siebel Reports. Provides users with access to Query by Example to generate ad-hoc reports on-line, or view reports in graphical format.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registration in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.


    Registration fee..........................................................  $ 11,897
    NASD filing fee...........................................................     3,950
    Nasdaq application fee....................................................    50,000
    Blue sky qualification fee and expenses...................................    20,000
    Printing and engraving expenses...........................................   100,000
    Directors and officers insurance..........................................   150,000
    Legal fees and expenses...................................................   350,000
    Accounting fees and expenses..............................................   225,000
    Transfer agent and registrar fees.........................................    30,000
    Miscellaneous.............................................................     9,153
                                                                                --------
         Total................................................................  $950,000
                                                                                ========


- ---------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since September 13, 1993, the Registrant has sold and issued the following unregistered securities:

     (1) In September 1993, the Registrant sold 50,000 shares of Common Stock to its founder, Thomas M. Siebel, for cash in the aggregate amount of $50,000.

     (2) In January 1995, the Registrant issued 8,080,683 shares of Common Stock and 2,344,500 shares of Series A Preferred Stock in exchange for the limited partnership units of Siebel Systems, L.P.

     (3) In March and July 1995, the Registrant sold 1,900,000 shares of Series B Preferred Stock to a group of accredited investors for cash in the aggregate amount of $4,560,000.


     (4) In November and December 1995 and February and April 1996, the Registrant sold 100,000 shares of Series B Preferred Stock to accredited investors for cash in the aggregate amount of $528,116.


     (5) In December 1995, the Registrant sold 594,585 shares of Series C Preferred Stock to a group of accredited investors for cash in the aggregate amount of $3,460,484.70.

     (6) In April 1996, the Registrant sold 90,000 shares of Series D Preferred Stock to a group of accredited investors for cash in the aggregate amount of $900,000.

     (7) In April 1996, the Registrant issued a warrant to purchase 75,000 shares of its Series C Preferred Stock at an exercise price of $5.82 per share to a customer.


     (8) During the period, the Registrant granted incentive stock options and supplemental stock options to employees, directors and consultants under its 1996 Equity Incentive Plan covering an aggregate of 2,336,000 shares of the Company's Common Stock, at an average exercise price of $4.61.



     (9) During the period, the Registrant granted incentive stock options and supplemental stock options to employees, directors and consultants under its 1996 Equity Incentive Plan covering an aggregate of 2,644,035 shares of the Company's Common Stock, at an average exercise price of $1.68. Options to purchase 304,375 shares of Common Stock have been canceled and none of these options have lapsed without being exercised. The Registrant sold an aggregate of 866,210 shares of its Common Stock to employees, directors and consultants of the Registrant for consideration in the aggregate amount of $752,291 pursuant to the exercise of stock options granted under the Stock Option Plan.


     The sales and issuances of securities in the transactions described in paragraphs (1) through (8) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

     The sales and issuance of securities in the transaction described in paragraph (9) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


  EXHIBIT
   NUMBER                                 DESCRIPTION OF DOCUMENT
- ------------  --------------------------------------------------------------------------------
         1.1  Form of Underwriting Agreement.
    (1)   2.1 Form of Agreement and Plan of Merger between the Registrant and Siebel Systems,
              Inc., a California corporation.
    (1)   3.1 Amended and Restated Articles of Incorporation of Siebel Systems, Inc., a
              California corporation.
    (1)   3.2 Bylaws of Siebel Systems, Inc., a California corporation.
    (1)   3.3 Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering.
    (1)   3.4 Bylaws of the Registrant, to be effective upon the completion of this offering.
    (1)   4.1 Reference is made to Exhibits 3.1 through 3.4.
        *4.2  Specimen Stock Certificate.
    (1)   4.3 Restated Investor Rights Agreement, dated December 1, 1995, between the
              Registrant and certain investors, as amended April 30, 1996.
         5.1  Opinion of Cooley Godward Castro Huddleson & Tatum.
    (1)  10.1 Registrant's 1996 Equity Incentive Plan, and forms of incentive and nonstatutory stock options.
    (1)  10.2 Registrant's Employee Stock Purchase Plan.
    (1)  10.3 Form of Indemnity Agreement to be entered into between the Registrant and its officers and directors.
    (1)  10.4 Industrial Real Estate Lease, dated November 10, 1994, between the Registrant and WVP Income Plus, III, as amended March 15, 1996.
    (1)  10.5 Lease Agreement, dated December 8, 1995, between the Registrant and Bohannon
              Trust Partnership, as amended December 13, 1995.
 (1)(2)  10.6 Master Alliance Agreement, dated March 17, 1995, between the Registrant and
              Andersen Consulting LLP.
 (1)(2)  10.7 Software License and Services Agreement, dated March 29, 1996, by and between the Registrant and Montgomery Securities.
 (1)(2)  10.8 Strategic Alliance and Software License Agreement, dated December 12, 1995, by and among the Registrant, Itochu Techno-Science Corporation and Itochu
              Corporation.
    (1)  10.9 Assignment Agreement, dated September 20, 1995, by and between the Registrant and Thomas M. Siebel.
        11.1  Statement Regarding Computation of Pro Forma Net Income (Loss) Per Share.
        23.1  Form of consent of KPMG Peat Marwick LLP, Independent Auditors.
        23.2  Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit
              5.1.
        24.1  Power of Attorney. Reference is made to the Signature page.
    (1)  27.1 Financial Data Schedule.


- ---------------

  * To be filed by amendment.



(1) Previously filed with the Commission.



(2) Confidential treatment requested.


     (b) Financial Statement Schedules.

     All schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Amendment to the Registration Statement (No. 333-03751) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 4th day of June, 1996.


                                          SIEBEL SYSTEMS, INC.

                                          By: /s/ THOMAS M. SIEBEL

                                            ------------------------------------
                                            Thomas M. Siebel
                                            Chairman, President and
                                            Chief Executive Officer

                               POWER OF ATTORNEY


     Eric E. Schmidt constitutes and appoints Thomas M. Siebel and Justin R. Dooley his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-1, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                  TITLE                     DATE
- ------------------------------------------  --------------------------------------------------
                    /s/ THOMAS M.           President, Chief Executive Officer    June 4, 1996
                   SIEBEL                   and Chairman of the Board
- ------------------------------------------  (Principal Executive Officer)
             Thomas M. Siebel
                        *                   Vice President Finance and            June 4, 1996
- ------------------------------------------  Administration
             Justin R. Dooley               (Principal Financial
                                            and Accounting Officer)
                        *                   Director                              June 4, 1996
- ------------------------------------------
               Pehong Chen
                        *                   Director                              June 4, 1996
- ------------------------------------------
             James C. Gaither
                        *                   Director                              June 4, 1996
- ------------------------------------------
            George T. Shaheen
                        *                   Director                              June 4, 1996
- ------------------------------------------
            Charles R. Schwab
                        *                   Director                              June 4, 1996
- ------------------------------------------
            A. Michael Spence
                     /s/ ERIC E.            Director                              June 4, 1996
                  SCHMIDT
- ------------------------------------------
             Eric E. Schmidt
          *By:     /s/ THOMAS M.                                                  June 4, 1996
                   SIEBEL
- ------------------------------------------
             Thomas M. Siebel
             Attorney-in-fact